Filed Pursuant to Rule 424(b)(5)
Registration File No.: 333-149378

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 3, 2008)

Subscription Rights to Purchase 50,000,000 Shares

of Common Stock at $3.05 per Full Share

We are distributing at no charge to the holders of our common stock transferable subscription rights to purchase an aggregate of 50,000,000 shares of our common stock. Each subscription right entitles the subscription rights holder to purchase 0.68523554 shares of our common stock at the subscription price of $3.05 per full share. Fractional shares of our common stock will not be issued in this rights offering.

This rights offering is being made to all holders of our common stock. Pursuant to the Investment Agreement, dated as of May 26, 2008 (as amended, the “Investment Agreement”), between us and MP CA Homes LLC (“MP CA Homes”), an affiliate of MatlinPatterson Global Advisers LLC, MP CA Homes has agreed to be a standby purchaser in this rights offering. As such, MP CA Homes will purchase in a private placement the common stock equivalent of all shares not purchased through the exercise of subscription rights of our common stockholders, in the form of preferred stock, as further described in this prospectus supplement. This rights offering is being undertaken pursuant to the Investment Agreement.

The aggregate purchase price of shares offered in this rights offering is expected to be approximately $152.5 million. Only stockholders of record as of 5:00 p.m., New York City time, on July 28, 2008, which is the record date for this rights offering, will be entitled to receive subscription rights.

The subscription rights will expire if they are not exercised by 5:00 p.m., New York City time, on August 22, 2008, which is the expiration date of this rights offering. We have the option to extend this rights offering and the period for exercising your subscription rights for any reason, including if we determine that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering, although we do not presently intend to do so. All exercises of subscription rights are irrevocable. Subscription rights that are not exercised by the expiration date of this rights offering will expire and will be void and no longer exercisable.

You should carefully consider whether or not to exercise, sell or let lapse your subscription rights and in doing so you should consider all of the information about us and this rights offering contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors set forth or incorporated herein and therein. We are not making any recommendations as to whether or not you should exercise, sell or let lapse your subscription rights.

We may cancel this rights offering at any time prior to the expiration of this rights offering for any reason. If this rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable.

We have retained Credit Suisse Securities (USA) LLC to act as dealer manager in connection with this rights offering. This prospectus supplement and accompanying prospectus will be used by Credit Suisse Securities (USA) LLC or its affiliates to sell subscription rights held by an affiliate of Credit Suisse Securities (USA) LLC in connection with its role as a borrower of our common stock under a share lending agreement with us. See “Plan of Distribution.”

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “SPF.” The last reported sale price of our common stock on July 29, 2008 was $3.33 per share. We have been advised by the NYSE that the subscription rights will be traded on the NYSE under the symbol “SPF RT” beginning on or about August 5, 2008, the business day following the commencement of this rights offering, until 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled August 22, 2008 expiration date of this rights offering. We cannot predict if an active trading market for the subscription rights will develop or the price at which such subscription rights may be purchased or sold.

Exercising your subscription rights and investing in our common stock involves risks. See “Risk Factors” beginning on page S-27 of this prospectus supplement before exercising your subscription rights.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$3.05	$152,500,000
Proceeds to Standard Pacific (after expenses)	$2.86	$143,200,000

Credit Suisse

The date of this prospectus supplement is August 4, 2008

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC”, using the shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, preferred stock, common stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units or any combination of the foregoing securities. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the subscription rights that we are distributing to you in this rights offering and additional information about the common stock issuable upon exercise of the subscription rights. Both this prospectus supplement and the accompanying prospectus include important information about us, the subscription rights, our common stock and other information you should know before exercising your subscription rights. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus, as well as additional information described under “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference” before exercising or selling your subscription rights.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any exercise or sale of the subscription rights. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the latest date. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

S-ii

SUMMARY

The following summary contains information about us and this rights offering. It may not contain all of the information that may be important to you in making an investment decision. For a more complete understanding of the Company and this rights offering, we urge you to read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference, including our financial statements and the notes to those statements contained in such documents. The terms “we,” “us,” “our” and “the Company” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and subsidiaries, except that in the descriptions of the subscription rights, the discussion of the capital stock and related matters, these terms refer solely to Standard Pacific Corp. and not to any of its subsidiaries.

Our Company

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan areas in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 100,000 families during our 42-year history.

For the six months ended June 30, 2008, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were as follows:

State	Percentage of Deliveries
California	32%
Florida	18
Arizona	13
Texas	15
Carolinas	11
Colorado	5
Nevada	1
Discontinued operations	5

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Standard Pacific Mortgage, SPH Home Mortgage and SPH Title.

Standard Pacific Corp. was incorporated in the State of Delaware in 1991. Through our predecessors, we commenced our homebuilding operations in 1966. Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618, and our telephone number is (949) 789-1600.

Recent Developments

Transaction with MatlinPatterson

On May 26, 2008, we entered into the Investment Agreement with MP CA Homes, an affiliate of MatlinPatterson Global Advisers LLC. On June 27, 2008, we consummated the following transactions pursuant to the Investment Agreement (the “First Closing”):

•

the Company issued 381,250 shares of senior convertible preferred stock of the Company (“Senior Preferred Stock”) to MP CA Homes for $381,250,000 in cash. If the Proposals (as defined below) are approved, the shares of Senior Preferred Stock will automatically convert into shares of Series B junior participating convertible preferred stock of the Company (the “Series B Preferred Stock”) and the shares of Series B Preferred Stock will be ultimately convertible into 125.0 million shares of the Company’s common stock; and

•

MP CA Homes exchanged notes of the Company, with an aggregate principal amount of $128,496,000, for a warrant to purchase 272,670 shares of Senior Preferred Stock at a common stock equivalent exercise price of $4.10 per share (the “Warrant”). If the Proposals are approved, the Warrant will be exercisable for Series B Preferred Stock and the shares of Series B Preferred Stock issuable upon exercise of the Warrant (assuming MP CA Homes does not make a cashless exercise) will be ultimately convertible into 89.4 million shares of the Company’s common stock.

Pursuant to the Investment Agreement, following the First Closing, the Company agreed to as soon as reasonably practicable commence this rights offering pursuant to which each holder of the Company’s common stock on the record date would be offered the right to purchase up to such holder’s pro rata share of approximately 50,000,000 shares of our common stock at a per full share price of $3.05 (the equivalent price per share paid by MP CA Homes for the Senior Preferred Stock on an as-converted basis). Subject to certain conditions, the Investment Agreement obligates the Company to sell, and requires MP CA Homes as the standby purchaser to purchase from the Company (in the form of preferred stock), any common stock not fully subscribed upon expiration of this rights offering. The purchase by MP CA Homes of any shares pursuant to the standby commitment will be consummated in a separate closing following this rights offering.

Special Meeting of Stockholders

On August 18, 2008, the Company is scheduled to hold a special meeting of its stockholders (the “Special Meeting”) in connection with the approval of:

•

the conversion of the Company’s outstanding Senior Preferred Stock issued to MP CA Homes at the First Closing into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon conversion of the Series B Preferred Stock, as required by the NYSE Listed Company Manual (“Proposal 1”);

•	the Company’s Amended and Restated Certificate of Incorporation, which would, among other things:

•

increase the total number of shares of capital stock that the Company is authorized to issue from 210,000,000 to 610,000,000, by increasing the total number of authorized shares of common stock from 200,000,000 shares to 600,000,000;

•	provide for declassification of the Company’s board of directors;

•

renounce, pursuant to Section 122(17) of the Delaware General Corporation Law, any interest or expectancy that the Company may have in certain business opportunities presented to directors and stockholders affiliated with MP CA Homes;

•	remove certain supermajority voting requirements; and

•

remove the prohibition on the ability of our stockholders to act by written consent for so long as MP CA Homes and its affiliates hold at least 40% of our voting securities (“Proposal 2” and together with Proposal 1, the “Proposals”); and

•

an amendment of the Standard Pacific Corp. 2008 Equity Incentive Plan (the “2008 Plan”) to (1) increase the number of shares of common stock authorized for issuance under the 2008 Plan by 19,023,543 shares, and (2) increase certain grant limits set forth therein.

In the event that either Proposal 1 or Proposal 2, or both, are not approved by the stockholders at the Special Meeting, the Senior Preferred Stock will remain outstanding and receive a quarterly dividend, commencing on September 15, 2008, at an initial rate of 17% per annum of the liquidation preference, increasing by 0.5% every six months thereafter up to a maximum of 20% per annum, payable until such time as stockholder approval is obtained. As of the First Closing, the aggregate liquidation preference of the outstanding Senior Preferred Stock was $381,250,000. We would also be prohibited from redeeming, purchasing or acquiring any shares of common stock or other securities junior to the Senior Preferred Stock, subject to limited exceptions, and would be restricted from paying dividends on our common stock or other junior securities if the full quarterly dividends on the Senior Preferred Stock are not paid in the applicable dividend period. In addition, in such event, the Warrant will remain exercisable for Senior Preferred Stock. Under the terms of the Warrant, upon the occurrence of a fundamental change (as defined in the Warrant), the holder of the Warrant can require us to purchase the Warrant at the higher of the fair market value of the Warrant and the option value of the Warrant calculated using a Black-Scholes methodology. If the stockholders approve the Proposals, however, this provision terminates on the earlier of the second anniversary of the closing of this rights offering or March 15, 2011. In the event that either Proposal 1 or Proposal 2, or both are not approved, we have agreed to include such proposals (and our board of directors is required to recommend approval of such proposals) at a meeting of the Company’s stockholders no less than once in each subsequent six-month period beginning on September 15, 2008 until such approvals are obtained.

In the event that stockholders approve Proposals 1 and 2, the shares of Senior Preferred Stock will be automatically converted into Series B Preferred Stock. Such approvals would eliminate the dividend and liquidation preference existing in favor of the Senior Preferred Stock and would also eliminate the restriction on our ability to redeem or repurchase our common stock and other junior securities. In addition, our common stockholders would own 51.0% of the voting power of the Company and MP CA Homes would own 49.0%. The conversion of the Senior Preferred Stock to Series B Preferred Stock will constitute a change of control for purposes of the Company’s various stock incentive plans. As a result, all outstanding awards issued to our employees and directors under such plans will vest upon the conversion of the Senior Preferred Stock to Series B Preferred Stock pursuant to the plans. Upon such approvals, the Warrant will also become exercisable for shares of Series B Preferred Stock.

In addition, if at the Special Meeting our stockholders approve the Company’s Amended and Restated Certificate of Incorporation, your rights as a holder of our common stock (including any common stock purchased upon exercise of the subscription rights) will change significantly.

There can be no assurance as to whether or not the Company’s stockholders will approve any or all of the matters submitted to them at the Special Meeting. Please note, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. As such, if you exercise your subscription rights prior to the announcement of the results of the Special Meeting, you will not be able to revoke your exercise regardless of whether or not the matters submitted to the stockholders at the meeting are approved.

Results of Operations for the 2008 Second Quarter

On July 30, 2008, we reported our unaudited 2008 second quarter operating results.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	($ in thousands, except per share amounts)
	(unaudited)
Income Statement Data
Homebuilding:
Total revenues	$410,634	$660,916	$758,877	$1,312,006
Total cost of sales	(485,765)	(750,831)	(951,174)	(1,304,489)

Gross margin	(75,131)	(89,915)	(192,297)	7,517

Selling, general and administrative expenses	(79,135)	(91,100)	(158,579)	(185,149)
Loss from unconsolidated joint ventures	(17,817)	(41,441)	(38,385)	(80,590)
Other income (expense)	(13,098)	(21,265)	(12,543)	(18,003)

Homebuilding pretax loss	(185,181)	(243,721)	(401,804)	(276,225)

Financial Services:
Revenues	2,164	4,102	8,405	9,679
Expenses	(3,514)	(3,915)	(7,957)	(8,330)
Income from unconsolidated joint ventures	172	272	375	531
Other income	53	177	111	347

Financial services pretax income (loss)	(1,125)	636	934	2,227

Loss from continuing operations before income taxes	(186,306)	(243,085)	(400,870)	(273,998)
(Provision) benefit for income taxes	(61,186)	94,272	(61,870)	106,938

Loss from continuing operations, net of income taxes	(247,492)	(148,813)	(462,740)	(167,060)
Loss from discontinued operations, net of income taxes	(745)	(17,106)	(1,936)	(39,650)

Net loss	$(248,237)	$(165,919)	$(464,676)	$(206,710)

Basic and Diluted Loss Per Share:
Continuing operations	$(3.81)	$(2.30)	$(7.13)	$(2.59)
Discontinued operations	(0.01)	(0.26)	(0.03)	(0.61)

Loss per share	$(3.82)	$(2.56)	$(7.16)	$(3.20)

Weighted Average Common Shares Outstanding:
Basic and diluted(1)	64,984,596	64,752,132	64,933,641	64,649,621

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Selected Operating Data (unaudited)
New homes delivered:
Southern California	306	194	467	470
Northern California	163	123	306	280

Total California	469	317	773	750

Arizona(2)	149	263	304	644
Texas(2)	176	268	355	510
Colorado	72	104	118	181
Nevada	12	11	33	16

Total Southwest	409	646	810	1,351

Florida	224	352	426	710
Carolinas	135	205	264	388

Total Southeast	359	557	690	1,098

Consolidated total	1,237	1,520	2,273	3,199

Unconsolidated joint ventures(3):
Southern California	26	65	103	123
Northern California	30	24	52	47
Illinois	1	9	1	21

Total unconsolidated joint ventures	57	98	156	191

Discontinued Operations	46	152	133	345

Total (including joint ventures)(3)	1,340	1,770	2,562	3,735

Average selling prices of homes delivered:
Southern California	$457,000	$768,000	$516,000	$729,000
Northern California	413,000	545,000	418,000	562,000

Total California	442,000	682,000	477,000	667,000

Arizona(2)	236,000	328,000	241,000	324,000
Texas(2)	280,000	257,000	273,000	252,000
Colorado	374,000	336,000	358,000	342,000
Nevada	280,000	321,000	296,000	354,000

Total Southwest	280,000	300,000	274,000	300,000

Florida	215,000	275,000	214,000	277,000
Carolinas	258,000	231,000	258,000	224,000

Total Southeast	231,000	258,000	231,000	258,000

Consolidated (excluding joint ventures)	327,000	364,000	330,000	371,000
Unconsolidated joint ventures(3)	468,000	450,000	469,000	483,000

Total continuing operations (including joint ventures)(3)	$333,000	$369,000	$339,000	$378,000

Discontinued operations	$195,000	$194,000	$175,000	$202,000

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Selected Operating Data—continued (unaudited)
Net new orders(4):
Southern California	269	350	554	778
Northern California	219	176	372	423

Total California	488	526	926	1,201

Arizona(2)	139	145	282	351
Texas(2)	164	253	321	514
Colorado	39	120	106	235
Nevada	12	26	25	41

Total Southwest	354	544	734	1,141

Florida	252	238	519	490
Carolinas	147	256	307	513

Total Southeast	399	494	826	1,003

Consolidated total	1,241	1,564	2,486	3,345

Unconsolidated joint ventures(3):
Southern California	41	153	75	226
Northern California	28	39	48	79
Illinois	—	7	(1)	13

Total unconsolidated joint ventures	69	199	122	318

Discontinued operations	25	152	95	311

Total (including joint ventures)(3)	1,335	1,915	2,703	3,974

Average number of selling communities during the period:
Southern California	42	38	41	36
Northern California	27	25	27	24

Total California	69	63	68	60

Arizona(2)	16	17	17	18
Texas(2)	30	25	30	23
Colorado	8	11	9	12
Nevada	3	4	4	4

Total Southwest	57	57	60	57

Florida	47	47	47	46
Carolinas	30	26	30	23

Total Southeast	77	73	77	69

Consolidated total	203	193	205	186

Unconsolidated joint ventures(3):
Southern California	5	14	7	12
Northern California	6	7	6	7
Illinois	1	2	1	2

Total unconsolidated joint ventures	12	23	14	21

Discontinued Operations	2	28	5	28

Total (including joint ventures)(3)	217	244	224	235

	At June 30,
	2008	2007
Selected Operating Data—continued (unaudited)
Backlog (in homes):
Southern California	286	532
Northern California	193	242

Total California	479	774

Arizona(2)	172	337
Texas(2)	267	445
Colorado	111	202
Nevada	21	36

Total Southwest	571	1,020

Florida	313	477
Carolinas	152	318

Total Southeast	465	795

Consolidated total	1,515	2,589

Unconsolidated joint ventures(3):
Southern California	43	231
Northern California	20	75
Illinois	3	10

Total unconsolidated joint ventures	66	316

Discontinued operations	6	167

Total (including joint ventures)(3)	1,587	3,072

Backlog (estimated dollar values in thousands):
Consolidated total	$522,484	$1,068,183
Total unconsolidated joint ventures(3):	46,201	188,214
Discontinued operations	1,183	37,140

Total (including joint ventures)(3)	$569,868	$1,293,537

	Four Fiscal Quarters Ended June 30, 2008		Three Months Ended June 30, 2008	Six Months Ended June 30, 2008
	($ in thousands)
Other Data
Gross margin percentage	(17.1)%		(18.3)%	(25.3)%
Net cash provided by (used in) operating activities	$499,385		$(62,852)	$166,030
Net cash provided by (used in) investing activities	$(50,646)		$18,923	$27,531
Net cash provided by (used in) financing activities	$108,245		$282,373	$154,200
Adjusted Homebuilding EBITDA(5)	$124,241		$(10,859)	$(17,346)
Homebuilding interest incurred(6)	$143,388		$42,411	$72,817
LTM Adjusted Homebuilding EBITDA to LTM Homebuilding interest incurred(5)	0.9	x

At June 30, 2008
($ in thousands, except per share amounts)
Selected Balance Sheet Data and Other Financial Data(2)
Cash and equivalents	$572,420
Inventories owned	$1,950,588
Total assets	$3,021,487
Total debt	$1,647,373
Adjusted Net Homebuilding Debt(7)	$1,028,672
Financial services debt	$47,774
Stockholders’ equity	$1,013,680
Stockholders’ equity per share(8)	$15.58
Pro forma adjusted stockholders’ equity per common share(9)	$3.99
Total debt to total book capitalization	61.9%
Adjusted Net Homebuilding Debt to Adjusted Total Book Capitalization(7)	50.4%

(1)	Weighted Average Common Shares Outstanding for the three and six months ended June 30, 2008 exclude 7,839,809 shares issued under the share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007. These shares are not treated as outstanding for earnings per share purposes.

(2)	Arizona and Texas exclude our Tucson and San Antonio divisions, which are classified as discontinued operations.

(3)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries, average selling prices, net new orders, average selling communities and total backlog of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.

(4)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes.

(5)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income (loss) from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income (loss), calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Four Fiscal Quarters Ended June 30, 2008	Six Months Ended June 30, 2008	Three Months Ended June 30, 2008
	($ in thousands)
Net cash provided by (used in) operating activities	$499,385	$166,030	$(62,852)
Add:
Provision (benefit) for income taxes	390	60,769	60,769
Deferred tax valuation allowance	(395,097)	(214,617)	(130,871)
Expensing of previously capitalized interest included in cost of sales	114,582	32,861	19,930
Excess tax benefits from share-based payment arrangements	28	—	—
Gain (loss) on early extinguishment of debt	(5,254)	(8,019)	(9,144)
Less:
Income (loss) from financial services subsidiary	(269)	448	(1,350)
Depreciation and amortization from financial services subsidiary	832	410	203
Loss on sale of property and equipment	1,439	—	—
Net changes in operating assets and liabilities:
Trade and other receivables	(1,230)	3,973	396
Mortgage loans held for sale	(36,850)	(108,803)	(9,020)
Inventories-owned	(213,245)	87,213	50,727
Inventories-not owned	(5,554)	(26)	29
Deferred income taxes	122,638	86,957	26,108
Other assets	14,615	(187,081)	32,910
Accounts payable	14,126	31,397	3,340
Accrued liabilities	17,709	32,858	5,672

Adjusted Homebuilding EBITDA	$124,241	$(17,346)	$(10,859)

Net income (loss)	$(1,025,239)	$(464,676)	$(248,237)
Add:
Cash distributions of income from unconsolidated joint ventures	7,155	542	185
Provision (benefit) for income taxes	390	60,769	60,769
Expensing of previously capitalized interest included in cost of sales	114,582	32,861	19,930
Impairment charges	844,582	307,174	134,884
Homebuilding depreciation and amortization	7,326	3,264	1,613
Amortization of stock-based compensation	18,674	5,158	1,002
Less:
Income (loss) from unconsolidated joint ventures	(156,502)	(38,010)	(17,645)
Income (loss) from financial services subsidiary	(269)	448	(1,350)

Adjusted Homebuilding EBITDA	$124,241	$(17,346)	$(10,859)

(6)	Homebuilding interest incurred represents interest expensed and interest capitalized into real estate inventories for the applicable periods and excludes interest attributable to financial services.

(7)	Adjusted Net Homebuilding Debt (excluding discontinued operations) excludes from total debt (a) our financial services debt and (b) indebtedness related to liabilities from inventories not owned of $3.5 million and is net of $567.4 million of cash. We believe Adjusted Net Homebuilding Debt information is useful to investors as a measure of our ability to obtain financing. However, it should be noted that Adjusted Net Homebuilding Debt is a non-GAAP financial measure. Due to the significance of the components excluded, Adjusted Net Homebuilding Debt should not be considered in isolation or as an alternative to measures prescribed by GAAP. Other companies may calculate Adjusted Net Homebuilding Debt (or similarly titled measures) differently. For purposes of the ratio of Adjusted Net Homebuilding Debt to Adjusted Total Book Capitalization, Adjusted Total Book Capitalization is Adjusted Net Homebuilding Debt plus stockholders’ equity.

(8)	Excludes 7,839,809 shares issued under the share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007.

(9)	The pro forma adjusted stockholders’ equity per common share amount reflects the as-converted common share value after giving effect to:

•	the First Closing;
•	the issuance of the 50,000,000 shares in this rights offering, and the receipt of the net proceeds from the offering of approximately $143.2 million.

The pro forma common shares outstanding also (1) include the as-converted shares of outstanding Senior Preferred Stock and the as-converted shares of Senior Preferred Stock issuable upon exercise in full of the Warrant (assuming a cashless exercise at the mandatory exercise prices), in each case, assuming conversion to Series B Preferred Stock after obtaining stockholder approval of the Proposals at the Special Meeting and conversion of the Series B Preferred Stock to common stock, and (2) exclude 7,839,809 shares issued under the share lending facility.

We believe that pro forma adjusted stockholders’ equity per common share information is useful to investors as a measure to determine the book value per common share after giving effect to the First Closing and this rights offering. This is a non-GAAP financial measure and due to the significance of items adjusted and excluded from this calculation, such measure should not be considered in isolation or as an alternative to operating performance measures. The following table reconciles actual common shares outstanding to pro forma common shares outstanding and calculates pro forma adjusted stockholders’ equity per share at June 30, 2008:

Actual common shares outstanding	72,887,963
Add: Common shares ultimately issuable upon conversion of the outstanding shares of Senior Preferred Stock	125,000,000
Add: Common shares ultimately issuable upon cashless exercise of the Warrant	49,546,048
Add: Common shares issuable in connection with this rights offering	50,000,000
Less: Common shares outstanding under share lending facility	7,839,809
Pro forma common shares outstanding	289,594,202
Stockholders’ equity (actual amounts rounded to nearest thousand)	$1,013,680,000
Adjusted stockholders’ equity (actual amounts rounded to nearest thousand plus net proceeds from this rights offering)	$1,156,880,000
Divided by pro forma common shares outstanding	289,594,202
Pro forma adjusted stockholders’ equity per common share	$3.99

Our net loss for the quarter ended June 30, 2008 was $248.2 million, or $3.82 per share, compared to a net loss of $165.9 million, or $2.56 per share, in the year earlier period. Homebuilding revenues from continuing operations for the 2008 second quarter were $410.6 million versus $660.9 million for the same period last year. Our results for the 2008 second quarter included pretax impairment charges of $149.2 million, or $93.5 million or $1.44 per share after tax. The impairment charges consisted of: $127.4 million related to ongoing consolidated real estate inventories; $1.6 million related to land sold or held for sale; $14.3 million related to our share of joint venture impairment charges; and $5.9 million related to land deposit and capitalized preacquisition cost write-offs for abandoned projects. In addition, the 2008 second quarter operating results also included a noncash charge of $130.9 million, or $2.01 per share, related to an increase in our deferred tax asset valuation allowance, and a noncash charge of $9.1 million, or $0.14 per share, related to the early extinguishment of $128.5 million of homebuilding debt exchanged for the Warrant issued to MP CA Homes at the First Closing. The inventory impairment charges were included in cost of sales while land deposit and capitalized preacquisition cost write-offs and the noncash charge related to the early extinguishment of debt exchanged for the Warrant were included in other income (expense).

Our operations continue to be impacted by weak housing demand in most of the major housing markets across the country. The decline in demand has led to significant home price reductions and incentives to move inventory which has continued to erode our margins and trigger asset impairments and land deposit write-offs.

These conditions were brought about as a result of reduced housing affordability, more limited availability of mortgage credit, growing levels of both new and existing housing inventory and weaker homebuyer confidence. These conditions have created a much more competitive market for new homes which has contributed to slower sales rates, high levels of cancellations and a reduction in home prices.

As demand in our markets decreased and our volumes slowed during 2006 and 2007 and continued into 2008, we implemented a plan to adjust our operating strategy, transitioning from a focus on growth and diversification to an emphasis on generating positive cash flow, improving our balance sheet and improving our liquidity.

Revenues

The 38% decrease in homebuilding revenues for the 2008 second quarter was primarily attributable to a 19% decrease in new home deliveries (exclusive of joint ventures and discontinued operations), a 10% decrease in our consolidated average home price to $327,000 and a $101.4 million year-over-year decrease in land sale revenues.

New Home Deliveries

New home deliveries (exclusive of joint ventures and discontinued operations) decreased 19% during the 2008 second quarter as compared to the prior year period. Deliveries declined in substantially all of our markets outside of California, reflecting the continued slowdown in order activity, a decrease in our backlog levels and weaker housing demand experienced in all of those markets. Deliveries in California increased 48% during the 2008 second quarter as compared to the prior year period driven by our efforts to aggressively move completed and unsold spec homes combined with the shorter escrow periods required to close homes, and a 10% increase in the average number of selling communities. Despite the increase in new home deliveries achieved in California during the 2008 second quarter, we continue to experience challenging housing market conditions throughout the state as evidenced by the need to provide substantial sales incentives and price reductions in order to sell homes.

Average Selling Prices of Homes Delivered

During the 2008 second quarter, our consolidated average home price from continuing operations (excluding joint ventures and discontinued operations) decreased 10% to $327,000 compared to the year earlier period. The overall decrease was due primarily to the significant level of incentives, discounts and price reductions required to sell homes in most of our markets, partially offset by changes in our geographic delivery mix, resulting in a greater percentage of homes delivered from higher priced California markets.

Homebuilding Gross Margin Percentage

Our 2008 second quarter homebuilding gross margin percentage from continuing operations (including land sales) was down year-over-year to a negative 18.3% from a negative 13.6% in the prior year period. The 2008 second quarter gross margin reflected a $129.0 million pretax inventory impairment charge related to 39 projects. These impairments related primarily to projects located in California, Arizona and Florida, and to a lesser degree, in Colorado, the Carolinas and Texas. We generated significantly lower gross margins in California, Arizona, and Florida, and to a lesser extent, Texas, Colorado and the Carolinas. The lower gross margins in these markets were driven by increased incentives and discounts resulting from weaker demand, decreased affordability, more limited availability of mortgage credit, and an increased level of new and existing homes available for sale in the marketplace. These factors have created a much more competitive market for new homes, which has continued to put downward pressure on home prices. Until market conditions stabilize, we may continue to incur additional inventory impairment charges.

SG&A Expenses

Our SG&A expense rate from continuing operations (including corporate G&A) for the 2008 second quarter increased 550 basis points to 19.3% of homebuilding revenues compared to 13.8% for the same period last year. The higher level of SG&A expenses as a percentage of homebuilding revenues was due primarily to:

•	a lower level of revenues to spread a fixed level of costs over (including a $101.4 million, or 94%, decrease in land sale revenues from the prior year quarter);

•	a higher level of sales and marketing costs as a percentage of revenues as a result of our focus on generating sales in these challenging market conditions; and

•	an increase in professional fees incurred in connection with exploring a number of strategic and financial alternatives.

These increases as a percentage of homebuilding revenues were offset in part by a reduction in personnel costs, as a result of reductions in headcount made to better align our overhead with the weaker housing market, combined with a decrease in the level of our stock-based incentive compensation expense.

Joint Venture Update

We continued to make progress with respect to our homebuilding and land development joint ventures during the 2008 second quarter. We purchased and unwound two joint ventures during the 2008 second quarter for aggregate net cash payments totaling approximately $53.0 million and the assumption of approximately $47.7 million of joint venture debt. In addition, we and our joint venture partner unwound a third Southern California joint venture whereby each partner purchased approximately 50% of the lots from the joint venture, for which we paid approximately $30.3 million. We also made a $775,000 loan remargin payment related to one Southern California joint venture during the 2008 second quarter. As a result of these and other actions, we saw our absolute level of joint venture debt decrease by $136.6 million during the 2008 second quarter to $507.3 million. Subsequent to June 30, 2008, we exited two Northern California joint ventures for a combined payment of approximately $3.3 million that had joint venture debt totaling $29.3 million. We continue to evaluate our homebuilding joint ventures and may exit additional joint ventures in the future, which may be accomplished by acquiring our partner’s interest, disposing of our interest or other means.

Net New Orders

Net new orders companywide (excluding joint ventures and discontinued operations) for the 2008 second quarter decreased 21% to 1,241 new homes. Our consolidated cancellation rate for the 2008 second quarter was 25% compared to 28% in the 2007 second quarter and 24% in the 2008 first quarter. Our cancellation rate as a percentage of beginning backlog for the 2008 second quarter was 28% compared to 23% in the year earlier period. This increase was primarily the result of the significant decline in our backlog levels. Our absolute sales absorption rates continued to reflect difficult housing conditions in most of our markets, resulting from reduced housing affordability, and the higher level of homes available for sale in the marketplace, including increasing levels of foreclosure properties. In particular, our sales absorption rates in June 2008 were weaker than the prior two months, and thus far we have seen these slower trends continue into July 2008. These conditions have been magnified by the tightening of available mortgage credit for homebuyers, including increased pricing for jumbo loans and the substantial reduction in availability of “Alt-A” mortgage products. All of these conditions have resulted in a declining home price environment which has contributed to an erosion of homebuyer confidence and a decrease in the pool of qualified buyers.

Backlog

The dollar value of our backlog (excluding joint ventures and discontinued operations) decreased 51% from the year earlier period to approximately $522.5 million (representing a backlog of 1,515 homes) at June 30, 2008, compared to a backlog of $1,068.2 million (representing a backlog of 2,589 homes) at June 30, 2007, reflecting a slowdown in order activity experienced during the first half of 2008, higher cancellation rates experienced during the latter half of 2007 and a shorter average escrow period from sales contract date to delivery date.

Debt Reduction

The First Closing was contingent upon us amending our bank credit facilities, which was also completed on June 27, 2008. As part of the amendment, we reduced our total commitment under the revolving credit facility from $500 million to $395 million, paid down the revolver balance from $90 million to $55 million and the Term Loan A balance from $100 million to $65 million, and agreed to make quarterly principal amortization payments of $2.5 million under each of the revolver and Term Loan A commencing September 30, 2008 (subject to increase to $5 million upon any future entry by us into certain types of credit facilities). As a result of paying down a portion of our revolving credit facilities and term loans and extinguishing the notes exchanged by MP CA Homes for the Warrant, we were able to reduce our aggregate homebuilding debt balance during the 2008 second quarter by $156.3 million, net of approximately $47.7 million of project specific debt assumed in conjunction with the unwinding of one Southern California joint venture, and ended the 2008 second quarter with $1,596.1 million of homebuilding debt and $572.4 million of homebuilding cash on our balance sheet.

Income Taxes

As a result of the continued downturn in the housing market and the uncertainty as to its magnitude and length, we recorded a noncash valuation allowance of $130.9 million during the three months ended June 30, 2008 against our net deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes,” resulting in a total valuation allowance of $395.1 million at June 30, 2008. To the extent that we generate eligible taxable income in the future to utilize the tax benefits of the related deferred tax assets, we will be able to reduce our effective tax rate by reducing the valuation allowance. Conversely, any future operating losses generated by us would likely increase the deferred tax valuation allowance and adversely impact our income tax provision.

As a result of the First Closing of the MP CA Homes transaction, we believe that an ownership change under Internal Revenue Code Section 382 (“Section 382”) occurred during the quarter ended June 30, 2008. Accordingly, we may be limited on the use of certain tax attributes that relate to tax periods prior to the ownership change. As such, included in the 2008 second quarter valuation allowance of $130.9 million against our deferred tax asset is a $60.6 million charge related to the potential Section 382 limitation on our ability to carry 2008 tax losses back to 2006 for refund purposes. We are in the process of evaluating these potential carryback limitations, including potentially requesting a private ruling from the IRS, and to the extent we receive a successful outcome to any such request, we may be able to reverse a portion of the current valuation allowance in subsequent quarters.

Form 10-Q

All exercises of subscription rights in connection with this rights offering are irrevocable. We will file our Form 10-Q for the quarter ended June 30, 2008 (the “Form 10-Q”) prior to the expiration date of this rights offering. Because the Form 10-Q will contain additional information relating to the quarter ended June 30, 2008, we encourage you to review the Form 10-Q prior to exercising your subscription rights.

SUMMARY OF THIS RIGHTS OFFERING

The following summary contains basic information about this rights offering and the subscription rights and is not intended to be complete. It may not contain all of the information that is important to you. For a more complete understanding of this rights offering and the subscription rights, please refer to the section of this prospectus supplement entitled “This Rights Offering.”

Rights Offered	We are distributing to each holder of our common stock, at no charge, one transferable subscription right for each share of our common stock that such holder owned as of 5:00 p.m., New York City time, on July 28, 2008, which is the record date for this rights offering. We expect the gross proceeds from this rights offering to be approximately $152.5 million.

Subscription Rights	Each subscription right will entitle the holder to purchase 0.68523554 shares of our common stock at a subscription price of $3.05 per full share.

Subscription Price	$3.05 per full share, payable in cash. The closing sale price of our common stock on July 29, 2008, the most recent practicable date prior to the date of this prospectus supplement, was $3.33 per share. The subscription price is equal to the equivalent price per share of common stock paid by MP CA Homes for the Senior Preferred Stock on an as-converted basis in the First Closing.

Record Date	5:00 p.m., New York City time, July 28, 2008.

Expiration of this Rights Offering	5:00 p.m., New York City time, on August 22, 2008, unless we decide to extend this rights offering. See “This Rights Offering—Expiration of this Rights Offering and Extensions, Amendments and Termination.” To exercise subscription rights, the subscription agent must actually receive all required documents and payments before that date and time, provided that if you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “This Rights Offering—Guaranteed Delivery Procedures.”

Use of Proceeds	We estimate that our net proceeds from this rights offering will be approximately $143.2 million (net of expenses). We intend to use the net proceeds for general corporate purposes, which may include working capital for our homebuilding operations, repayment of debt and the acquisition of other homebuilding companies or their assets. See “Use of Proceeds.”

Trading, Transferability and Sale of Subscription Rights	The subscription rights may be transferred or assigned. We have been advised by the NYSE that the subscription rights will be traded on the NYSE under the symbol “SPF RT” beginning on or about August 5, 2008, until 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled expiration date of this rights offering.

•	If your shares are held of record by a broker, custodian bank or other nominee on your behalf, you may sell your subscription rights by contacting your broker, custodian bank or other nominee through which you hold your common stock. To sell your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received well in advance of 4:00 p.m., New York City time, on August 21, 2008 (which is the latest possible date and time that the rights will be traded on the NYSE), the last business day prior to the scheduled August 22, 2008 expiration date of this rights offering.

•

If you are a record holder of a subscription rights certificate, you may sell your subscription rights through the subscription agent, in which case, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent. The subscription agent will only facilitate subdivisions, transfers or sales of subscription rights until 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date of this rights offering. You may also choose to sell your subscription rights through a broker, custodian bank or other nominee.

The deadline to sell your subscription rights is subject to extension if we extend the expiration date of this rights offering. See “This Rights Offering—Methods for Transferring and Selling Subscription Rights.”

No Recommendation	We are not making any recommendations as to whether or not you should exercise, sell or let lapse your subscription rights. Stockholders that exercise subscription rights risk loss of their investment. We cannot assure you that the market price for our common stock will be above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and this rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock and “This Rights Offering—No Recommendation.”

Investment Agreement and Standby Commitment	Subject to certain conditions, the Investment Agreement obligates us to sell, and requires MP CA Homes as the standby purchaser to purchase from us, preferred stock in an amount equivalent to the number of shares of common stock that are not fully subscribed upon expiration of this rights offering. The price per full share equivalent paid by MP CA Homes under such standby commitment will be equal to the subscription price payable by our common stockholders in this rights offering. The obligation of MP CA Homes to fulfill the standby commitment is subject to certain conditions. See “This Rights Offering—Standby Commitment.”

No Revocation

All exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. As such, if you exercise your subscription rights prior to announcement of the results of the Special Meeting scheduled for August 18, 2008, you will not be able to revoke your exercise regardless of whether or not the Proposals and other matters are approved at the Special Meeting. You should thus not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $3.05 per full share. Subscription rights not exercised prior to the expiration of this rights offering will expire and will be void and no longer exercisable. Please see “Risk Factors” for a discussion relating to the irrevocability of subscription exercises and “This Rights Offering—No Revocation.”

Certain U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, you should not recognize income or loss upon receipt or exercise of a subscription right unless the rights offering is part of a “disproportionate distribution” within the meaning of the applicable tax rules (in which case, you may be treated as receiving a distribution equal to the fair market value of the rights). We intend to take the position that the rights offering will not be part of a disproportionate distribution, but the law on this point is unclear. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights in light of your particular circumstances. See “Certain U.S. Federal Income Tax Considerations.”

Extension, Cancellation and Amendment	We have the option to extend this rights offering and the period for exercising your subscription rights for any reason, including if we determine that changes in the market price of our common stock warrant an extension or if we decide to give stockholders more time to exercise their subscription rights in this rights offering, although we do not presently intend to do so. Our board of directors may cancel this rights offering at any time prior to the expiration of this rights offering. In the event that this rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or deduction, as soon as practicable. We also reserve the right to amend or modify the terms of this rights offering. See “This Rights Offering—Expiration of this Rights Offering and Extensions, Amendments and Termination.”

Procedures for Exercising Rights	Subject to certain limited conditions as described in “This Rights Offering—Conditions to this Rights Offering,” you may exercise your subscription rights pursuant to the following steps:

•

If you are a record holder of a subscription rights certificate, you may exercise your subscription rights by properly completing and signing your subscription rights certificate. For the exercise of a subscription right to be effective, your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering, and payment must clear prior to the expiration of this rights offering, provided that if you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “This Rights Offering—Guaranteed Delivery Procedures.” If you use the mail, we recommend that you use insured, registered mail, return receipt requested.

•

If you hold shares of our common stock through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to sell or exercise your subscription rights, you will need to have your broker, custodian bank or other nominee act for you. To exercise your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received by 5:00 p.m., New York City time, on August 21, 2008, the last business day prior to the expiration date of this rights offering. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. You should contact your broker, custodian bank or other nominee if you do not receive this form.

Commissions or Fees	We will not charge a brokerage commission or a fee to subscription rights holders for exercising their subscription rights. However, if you exercise your subscription rights through a broker, custodian bank or other nominee, you will be responsible for any fees charged by your broker, custodian bank or other nominee.

If you sell your subscription rights, you will be responsible for any commissions, taxes or broker fees arising from any such sale. If the subscription agent sells subscription rights for you, it will aggregate and sell concurrently all rights being sold on a particular day and will send you a check for the net proceeds from the sale of any of your subscription rights, less a $0.12 per right commission and any applicable taxes or broker fees, as soon as practicable following the sale. Any sales through the subscription agent will be deemed to be effected at the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date of sale.

If you sell your subscription rights through your broker, custodian bank or other nominee either because you are a beneficial holder or because you are a record holder that chooses to sell your subscription rights through a broker, custodian bank or other nominee, you may receive a different amount of proceeds than if you are a record holder and you choose to sell the same amount of subscription rights through the subscription agent. If you sell your subscription rights through your broker, custodian bank or other nominee instead of the subscription agent, your sales proceeds will be the actual sales price of your subscription rights less any applicable broker’s commission, taxes or other fees, rather than the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date as described above.

Foreign Stockholders	We will not mail the rights certificates to stockholders whose addresses are outside the United States or that have an army post office or fleet post office address. The subscription agent will hold the rights certificates for such holder’s account. To exercise subscription rights, stockholders with such addresses must notify the subscription agent and timely follow the procedures described in “This Rights Offering—Foreign and Other Stockholders.”

Deciding Not to Exercise Subscription Rights	You will retain your current number of shares of our common stock even if you do not exercise your subscription rights. You are not required to subscribe in this rights offering. However, if you do not exercise your subscription rights, the percentage of our common stock that you own will decrease, and your voting and other rights will be diluted as a result of the issuance of approximately 50,000,000 shares of our common stock pursuant to this rights offering (assuming this rights offering is fully subscribed).

Dealer Manager	We and Credit Suisse Securities (USA) LLC have entered into a Dealer Manager Agreement, dated August 4, 2008, pursuant to which Credit Suisse Securities (USA) LLC is acting as dealer manager in connection with this rights offering. Also, this prospectus supplement and accompanying prospectus will be used by Credit Suisse Securities (USA) LLC or its affiliates to sell subscription rights held by an affiliate of Credit Suisse Securities (USA) LLC in connection with its role as a borrower of our common stock under a share lending agreement with us. See “Plan of Distribution.”

No Dealer Manager Recommendation	An investment in our common stock must be made pursuant to each investor’s evaluation of such investor’s best interests. Accordingly, Credit Suisse Securities (USA) LLC makes no recommendation to the holders of our common stock regarding whether they should exercise, sell or let lapse their subscription rights.

Subscription Agent	The subscription agent for this rights offering is Mellon Bank N.A. (“BNY Mellon”). The address for delivery to the subscription agent is as follows:

By mail:

Mellon Bank N.A.

c/o Mellon Investor Services LLC

Attn: Corporate Actions Dept.

P.O. Box 3301

South Hackensack, NJ 07606

By overnight courier or by hand:

Mellon Bank N.A.

c/o Mellon Investor Services LLC

Attn: Corporate Actions Dept., 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310

Your delivery to an address or other than by the methods set forth above will not constitute valid delivery.

Information Agent	If you have questions or need assistance, please contact The Altman Group, the information agent for this rights offering, toll-free at (866) 864-4946. Banks and brokerage firms please call collect at (201) 806-7300.

Shares Outstanding Before this Rights Offering	72,967,611 shares of our common stock were outstanding as of July 28, 2008, which is the record date for this rights offering.

Shares Outstanding After Completion of this Rights Offering	Assuming no options or other derivative securities of the Company are exercised or converted prior to the expiration of this rights offering and the full 50,000,000 shares are subscribed for by our common stockholders (and not by MP CA Homes pursuant to the standby commitment), we expect approximately 122,967,611 shares of our common stock will be outstanding immediately after completion of this rights offering.

Fees	Credit Suisse Securities (USA) LLC is earning a financial advisory fee in connection with the transactions contemplated by the Investment Agreement with MP CA Homes, including the rights offering. The portion of the fee attributable to the rights offering is 3.6% of the gross proceeds to be raised in the rights offering, or approximately $5,500,000. Credit Suisse Securities (USA) LLC is not receiving any fee for acting as a dealer manager in this rights offering. We will also pay all fees and expenses of BNY Mellon and The Altman Group related to their roles in connection with this rights offering. See “This Rights Offering—Subscription Agent and Information Agent” and “Plan of Distribution.”

New York Stock Exchange	Shares of our common stock are currently listed on the NYSE under the ticker symbol “SPF.” On July 29, 2008, the most recent practicable date prior to the date of this prospectus supplement, the closing price of our common stock on the NYSE was $3.33 per share.

Risk Factors	Exercising your subscription rights and investing in our common stock will provide you with an equity ownership interest in us and thus involves certain risks. You are urged to read and consider the risk factors relating to an investment in us set forth under “Risk Factors” in this prospectus supplement and those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC, and incorporated by reference in this prospectus supplement, as well as other filings and information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus.

Summary Consolidated Financial Information and Operating Data

The following summary consolidated financial information as of and for the three years in the period ended December 31, 2007 is derived from our audited consolidated financial statements. The summary consolidated financial information as of and for the three months ended March 31, 2008 and 2007 is derived from our unaudited condensed consolidated financial statements.

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
	($ in thousands, except per share amounts)
	(unaudited)
Income Statement Data
Homebuilding:
Revenues	$348,243	$651,090	$2,888,833	$3,740,470	$3,893,019
Cost of sales	(465,409)	(553,658)	(3,088,696)	(3,027,101)	(2,824,633)

Gross margin	(117,166)	97,432	(199,863)	713,369	1,068,386

Selling, general and administrative expenses	(79,444)	(94,049)	(387,981)	(441,960)	(424,717)
Income (loss) from unconsolidated joint ventures	(20,568)	(39,149)	(190,025)	(3,870)	58,974
Other income (expense)	555	3,262	(68,610)	(46,727)	521

Homebuilding pretax income (loss)	(216,623)	(32,504)	(846,479)	220,812	703,164

Financial Services:
Revenues	6,241	5,577	16,677	24,866	17,359
Expenses	(4,443)	(4,415)	(16,045)	(19,438)	(13,901)
Income from unconsolidated joint ventures	203	259	1,050	1,911	2,252
Other income	58	170	611	872	604

Financial services pretax income	2,059	1,591	2,293	8,211	6,314

Income (loss) from continuing operations before income taxes	(214,564)	(30,913)	(844,186)	229,023	709,478
(Provision) benefit for income taxes	(684)	12,666	149,003	(82,930)	(269,528)

Income (loss) from continuing operations, net of income taxes	(215,248)	(18,247)	(695,183)	146,093	439,950
Income (loss) from discontinued operations, net of income taxes	(1,191)	(22,544)	(52,540)	(22,400)	1,034
Loss from disposal of discontinued operations, net of income taxes	—	—	(19,550)	—	—

Net income (loss)	$(216,439)	$(40,791)	$(767,273)	$123,693	$440,984

Basic Earnings (Loss) Per Share:
Continuing operations	$(3.32)	$(0.28)	$(10.74)	$2.24	$6.51
Discontinued operations	(0.02)	(0.35)	$(1.11)	(0.34)	0.01

Basic earnings (loss) per share	$(3.34)	$(0.63)	$(11.85)	$1.90	$6.52

Diluted Earnings (Loss) Per Share:
Continuing operations	$(3.32)	$(0.28)	$(10.74)	$2.19	$6.29
Discontinued operations	(0.02)	(0.35)	(1.11)	(0.34)	0.01

Diluted earnings (loss) per share	$(3.34)	$(0.63)	$(11.85)	$1.85	$6.30

Weighted Average Common Shares Outstanding(1):
Basic	64,882,685	64,548,095	64,750,482	65,187,469	67,621,717
Diluted	64,882,685	64,548,095	64,750,482	66,756,286	69,969,466

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
Selected Operating Data (unaudited)
New homes delivered:
Southern California	161	276	1,476	2,060	1,993
Northern California	143	157	713	643	1,173

Total California	304	433	2,189	2,703	3,166

Arizona(2)	155	381	1,029	1,400	1,803
Texas(2)	179	242	984	1,100	828
Colorado	46	77	388	466	461
Nevada	21	5	68	—	—

Total Southwest	401	705	2,469	2,966	3,092

Florida	202	358	1,314	2,710	3,576
Carolinas	129	183	946	1,008	1,032

Total Southeast	331	541	2,260	3,718	4,608

Consolidated total (excluding joint ventures)	1,036	1,679	6,918	9,387	10,866

Unconsolidated joint ventures(3):
Southern California	77	58	348	93	66
Northern California	22	23	123	118	203
Illinois	—	12	28	41	—

Total unconsolidated joint ventures	99	93	499	252	269

Discontinued operations(3)	87	193	634	1,124	559

Total (including joint ventures)(3)	1,222	1,965	8,051	10,763	11,694

Average selling prices of homes delivered:
Southern California	$629,000	$702,000	$651,000	$718,000	$683,000
Northern California	425,000	575,000	498,000	701,000	675,000

Total California	533,000	656,000	601,000	714,000	680,000

Arizona(2)	246,000	320,000	304,000	299,000	212,000
Texas(2)	267,000	247,000	253,000	242,000	230,000
Colorado	334,000	351,000	355,000	312,000	320,000
Nevada	305,000	427,000	316,000	—	—

Total Southwest	268,000	299,000	292,000	280,000	233,000

Florida	213,000	279,000	267,000	279,000	231,000
Carolinas	258,000	217,000	232,000	193,000	160,000

Total Southeast	231,000	258,000	253,000	255,000	215,000

Consolidated (excluding joint ventures)	334,000	378,000	377,000	395,000	356,000
Unconsolidated joint ventures(3)	481,000	517,000	565,000	689,000	732,000

Total (including joint ventures)(3)	$347,000	$385,000	$390,000	$403,000	$365,000

Discontinued operations(3)	$164,000	$208,000	$200,000	$183,000	$187,000

	Three Months Ended March 31,		Year Ended December 31,
	2008	2007	2007	2006	2005
Selected Operating Data—continued (unaudited)
Net new orders(4):
Southern California	285	428	1,377	1,246	2,330
Northern California	153	247	735	444	732

Total California	438	675	2,112	1,690	3,062

Arizona(2)	143	206	593	720	1,822
Texas(2)	157	261	844	1,038	1,061
Colorado	67	115	363	404	460
Nevada	13	15	86	11	—

Total Southwest	380	597	1,886	2,173	3,343

Florida	267	252	837	1,131	3,049
Carolinas	160	257	862	994	1,074

Total Southeast	427	509	1,699	2,125	4,123

Consolidated total	1,245	1,781	5,697	5,988	10,528

Unconsolidated joint ventures(3):
Southern California	34	73	392	124	138
Northern California	20	40	110	118	127
Illinois	(1)	6	16	27	32

Total unconsolidated joint ventures	53	119	518	269	297

Discontinued operations	70	159	522	860	513

Total (including joint ventures)(3)	1,368	2,059	6,737	7,117	11,338

Average number of selling communities during the period:
Southern California	41	35	39	36	27
Northern California	27	24	25	18	13

Total California	68	59	64	54	40

Arizona(2)	18	19	18	22	13
Texas(2)	30	22	25	21	13
Colorado	9	13	11	14	12
Nevada	4	3	4	1	—

Total Southwest	61	57	58	58	38

Florida	46	45	47	48	52
Carolinas	30	21	27	20	19

Total Southeast	76	66	74	68	71

Consolidated total	205	182	196	180	149

Unconsolidated joint ventures(3):
Southern California	9	9	14	3	2
Northern California	6	6	7	5	3
Illinois	1	2	2	1	—

Total unconsolidated joint ventures	16	17	23	9	5

Discontinued Operations	7	26	25	23	20

Total (including joint ventures)(3)	228	225	244	212	174

	At March 31,		At December 31,
	2008	2007	2007	2006	2005
Selected Operating Data—continued (unaudited)
Backlog (in homes):
Southern California	300	376	176	224	1,038
Northern California	137	189	127	99	298

Total California	437	565	303	323	1,336

Arizona(2)	182	455	194	630	1,310
Texas(2)	279	460	301	441	503
Colorado	144	186	123	148	210
Nevada	21	21	29	11	—

Total Southwest	626	1,122	647	1,230	2,023

Florida	285	591	220	697	2,276
Carolinas	140	267	109	193	207

Total Southeast	425	858	329	890	2,483

Consolidated total	1,488	2,545	1,279	2,443	5,842

Unconsolidated joint ventures(3):
Southern California	51	143	94	128	97
Northern California	22	60	24	43	43
Illinois	4	12	5	18	32

Total unconsolidated joint ventures	77	215	123	189	172

Discontinued operations	27	167	44	201	465

Total (including joint ventures)(3)	1,592	2,927	1,446	2,833	6,479

Backlog (estimated dollar values in thousands):
Consolidated total	$505,550	$950,857	$442,668	$884,840	$2,189,368
Unconsolidated joint ventures(3)	62,711	130,589	82,006	105,720	109,621
Discontinued operations	5,631	32,462	8,099	40,095	84,342

Total (including joint ventures)(3)	$573,892	$1,113,908	$532,773	$1,030,655	$2,383,331

	Four Fiscal Quarters Ended
	March 31, 2008	December 31,
		2007	2006	2005
	($ in thousands)
Other Data
Gross margin percentage	(16.0)%	(6.9)%	19.1%	27.4%
Net cash provided by (used in) operating activities	$727,834	$655,558	$(290,580)	$(205,244)
Net cash provided by (used in) investing activities	$(150,052)	$(197,815)	$(133,528)	$(257,294)
Net cash provided by (used in) financing activities	$(254,657)	$(258,285)	$427,588	$340,357
Adjusted Homebuilding EBITDA(5)	$201,038	$298,456	$706,274	$793,840
Homebuilding interest incurred(6)	$132,478	$137,268	$148,335	$95,554

	At March 31, 2008	At December 31,
		2007	2006	2005
	($ in thousands, except per share amounts)
Selected Balance Sheet Data and Other Financial Data
Inventories owned	$1,913,923	$2,059,235	$3,101,636	$2,788,946
Total assets	$2,952,973	$3,400,726	$4,502,941	$4,280,842
Total debt	$1,819,794	$1,950,012	$2,204,787	$1,694,980
Adjusted Homebuilding Debt(7)	$1,752,401	$1,774,408	$1,940,475	$1,528,408
Financial services debt	$57,661	$164,172	$250,907	$123,426
Stockholders’ equity	$773,535	$994,991	$1,764,370	$1,739,159
Cash dividends declared per share(8)	$—	$0.12	$0.16	$0.16

(1)	Weighted Average Common Shares Outstanding for the three months ended March 31, 2008 and the year ended December 31, 2007 exclude 7,839,809 shares issued under a share lending facility related to our 6% convertible senior subordinated notes issued on September 28, 2007. These shares are not treated as outstanding for earnings per share purposes.

(2)	Arizona and Texas exclude our Tucson and San Antonio divisions, which are classified as discontinued operations.

(3)	Numbers presented regarding unconsolidated joint ventures reflect total deliveries, average selling prices, net new orders, average selling communities and total backlog of such joint ventures. Our ownership interests in these joint ventures vary but are generally less than or equal to 50%.

(4)	Net new orders are new orders for the purchase of homes during the period, less cancellations during such period of existing contracts for the purchase of homes.

(5)	Adjusted Homebuilding EBITDA means net income (loss) (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in cost of sales, (c) impairment charges, (d) homebuilding depreciation and amortization, (e) amortization of stock-based compensation, (f) income (loss) from unconsolidated joint ventures and (g) income from financial services subsidiary. Other companies may calculate Adjusted Homebuilding EBITDA (or similarly titled measures) differently. We believe Adjusted Homebuilding EBITDA information is useful to investors as a measure of our ability to service debt and obtain financing. However, it should be noted that Adjusted Homebuilding EBITDA is not a U.S. generally accepted accounting principles (“GAAP”) financial measure. Due to the significance of the GAAP components excluded, Adjusted Homebuilding EBITDA should not be considered in isolation or as an alternative to net income, cash flow from operations or any other operating or liquidity performance measure prescribed by GAAP.

The tables set forth below reconcile net cash provided by (used in) operating activities and net income (loss), calculated and presented in accordance with GAAP, to Adjusted Homebuilding EBITDA:

	Four Fiscal Quarters Ended
	March 31,	December 31,
	2008	2007	2006	2005
	($ in thousands)
Net cash provided by (used in) operating activities	$727,834	$655,558	$(290,580)	$(205,244)
Add:
Provision (benefit) for income taxes	(164,135)	(188,954)	70,040	269,830
Deferred tax valuation allowance	(264,226)	(180,480)	—	—
Expensing of previously capitalized interest included in cost of sales	122,699	131,182	88,933	64,580
Excess tax benefits from share-based payment arrangements	985	1,498	2,697	—
Gain (loss) on early extinguishment of debt	3,890	2,765	—	(5,938)
Less:
Income (loss) from financial services subsidiary	1,268	632	5,428	3,458
Depreciation and amortization from financial services subsidiary	768	703	582	580
Loss on sale of property and equipment	1,439	1,439	—	—
Net changes in operating assets and liabilities:
Trade and other receivables	(10,593)	(45,083)	2,739	47,869
Mortgage loans held for sale	(85,565)	(99,618)	125,123	41,265
Inventories-owned	(321,327)	(399,325)	610,944	562,305
Inventories-not owned	(10,816)	(10,449)	(89,929)	69,632
Deferred income taxes	172,000	135,741	126,587	20,700
Other assets	13,256	245,723	(189)	14,114
Accounts payable	12,614	13,105	5,638	(16,267)
Accrued liabilities	7,897	39,567	60,281	(64,968)

Adjusted Homebuilding EBITDA	$201,038	$298,456	$706,274	$793,840

Net income (loss)	$(942,921)	$(767,273)	$123,693	$440,984
Add:
Cash distributions of income from unconsolidated joint ventures	10,235	16,716	75,422	61,725
Provision (benefit) for income taxes	(164,135)	(188,954)	70,040	269,830
Expensing of previously capitalized interest included in cost of sales	122,699	131,182	88,933	64,580
Impairment charges	967,570	880,898	328,032	2,764
Homebuilding depreciation and amortization	7,515	7,695	7,163	5,361
Amortization of stock-based compensation	21,302	20,150	16,539	13,250
Less:
Income (loss) from unconsolidated joint ventures	(180,041)	(198,674)	(1,880)	61,196
Income (loss) from financial services subsidiary	1,268	632	5,428	3,458

Adjusted Homebuilding EBITDA	$201,038	$298,456	$706,274	$793,840

(6)	Homebuilding interest incurred represents interest expensed and interest capitalized into real estate inventories for the applicable periods and excludes interest attributable to financial services.

(7)	Adjusted Homebuilding Debt (excluding discontinued operations) excludes from total debt (a) our financial services debt, (b) indebtedness related to liabilities from inventories not owned of $9.7 million as of March 31, 2008 and $11.4 million, $13.4 million and $43.1 million as of December 31, 2007, 2006 and 2005, respectively. We believe Adjusted Homebuilding Debt information is useful to investors as a measure of our ability to obtain financing. However, it should be noted that Adjusted Homebuilding Debt is a non-GAAP financial measure. Due to the significance of the components excluded, Adjusted Homebuilding Debt should not be considered in isolation or as an alternative to measures prescribed by GAAP. Other companies may calculate Adjusted Homebuilding Debt (or similarly titled measures) differently.

(8)	Dividends declared during the years ended December 31, 2007, 2006 and 2005, respectively. On September 14, 2007, our Board of Directors voted to eliminate our quarterly cash dividend.

RISK FACTORS

Exercising your subscription rights and investing in our common stock will provide you with an equity ownership interest in us and thus involves certain risks. You should carefully consider the risks described below, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Forward-Looking Statements” in this prospectus supplement in which we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Us and Our Business

Adverse changes in general and local economic conditions have affected and may continue to affect the demand for homes and reduce our earnings.

The residential homebuilding industry is sensitive to changes in economic conditions such as the level of employment, consumer confidence, consumer income, availability of financing and interest rate levels. Over the last several years, falling consumer confidence, a decreased availability of financing and higher interest rates on certain mortgage products have, among other factors, adversely impacted the homebuilding industry and our operations and financial condition. These conditions may continue or worsen.

Customers may be unwilling or unable to purchase our homes at times when mortgage-financing costs are high or when credit is difficult to obtain.

The majority of our homebuyers finance their purchases through our financial services operations or third-party lenders. In general, housing demand is adversely affected by increases in interest rates and by decreases in the availability of mortgage financing as a result of declining customer credit quality, tightening of mortgage loan underwriting standards, or other issues. Over the last year, many lenders have significantly tightened their underwriting standards, mortgage interest rates on some mortgage products have increased, and many subprime and other alternative mortgage products are no longer available in the marketplace. In addition, the Housing and Economic Recovery Act of 2008 prohibits, as of October 15, 2008, seller funded downpayment assistance programs. Downpayment assistance programs were utilized by approximately 12% of our homebuyers in the first six months of 2008. As a result of these trends, the ability and willingness of prospective buyers to finance home purchases or to sell their existing homes has been adversely affected, which has adversely affected our operating results. These conditions may continue or worsen.

We are experiencing a significant and substantial downturn in homebuyer demand. Continuation of this downturn may result in a continuing reduction in our revenues and deterioration of our margins.

We are experiencing a significant and substantial downturn in homebuyer demand. Prior to this downturn, we experienced strong price appreciation in many of our markets. This price appreciation, coupled with rising interest rates, has resulted in the decreased affordability of new homes in many of our markets. If buyers are unable to afford new homes in these markets, prices will continue to decline, which will continue to harm both our revenues and margins.

In addition, many of our competitors are aggressively liquidating land and new home inventories by selling homes at significantly reduced prices. At the same time we are also competing with the resale of existing homes, rental homes, and “almost new” homes owned by speculators seeking to exit the market. An increase in the number of mortgage loan defaults has also increased the supply of homes available for sale at reduced prices. All of these actions have resulted in a meaningful increase in the supply of homes available for sale, which may continue or increase, making it more difficult for us to sell our homes and to maintain our profit margins.

We may be unable to obtain suitable bonding for the development of our communities.

We provide bonds to governmental authorities and others to ensure the completion of our projects. If we are unable to provide required surety bonds for our projects, our business operations and revenues could be adversely affected. As a result of the recent deterioration in market conditions, surety providers have become increasingly reluctant to issue new bonds and some providers are requesting credit enhancements in order to maintain existing bonds or to issue new bonds. If we are unable to obtain required bonds in the future, or are required to provide credit enhancements with respect to our current or future bonds, our liquidity could be negatively impacted.

We may be unable to repay, renew or extend our outstanding debt instruments when they are due.

We have a significant amount of debt. Our revolving credit facility which, as of June 30, 2008, had borrowings outstanding of $55.0 million, matures in May 2011. In addition, we have an aggregate of approximately $401.0 million in senior notes that mature between 2008 and 2010 and approximately $1,064.0 million in senior and senior subordinated notes and term loans that mature between 2011 and 2015. There can be no assurance that we will be able to repay these debt arrangements or extend or renew them on terms acceptable to us, or at all. If we are unable to repay, renew or extend these debt arrangements, it could adversely affect our liquidity and capital resources and financial condition.

We may be unable to maintain compliance with the covenants or meet certain financial ratios that must be satisfied as conditions to incurring additional indebtedness or making restricted payments contained in our debt instruments.

Our revolving credit facility, term loans and the indentures for our outstanding notes impose restrictions on our operations, financing, investments and other activities, as well as limiting dividends and distributions on our stock. The indentures for our outstanding notes provide that the Company must either stay below a maximum leverage ratio or maintain a minimum interest coverage ratio in order to be permitted to incur additional indebtedness beyond limited categories of indebtedness specified in the indentures. The indentures also provide that, in order to make restricted payments (including dividends and distributions on stock or investments beyond limited categories of investments specified in the indentures), the Company must satisfy the ratio requirements for incurrence of additional debt and generate (by a formula based on 50% of consolidated net income) a basket for such additional restricted payments. Our amended revolving credit facility contains a liquidity test requiring the Company to maintain either a minimum ratio of cash flow from operations to consolidated home building interest incurred or a minimum interest reserve and also prohibits, subject to various exceptions, the repurchase of capital stock, payment of dividends, the making of investments and the incurrence and early repayment of debt. Generally, future borrowings under our amended revolving credit facility will be required to be secured by available collateral.

There can be no assurance that we will meet the covenants or financial ratios, as applicable, in our revolving credit facility, term loans and the indentures for our outstanding notes if slowing market conditions continue or worsen. If we are unable to comply with or meet any one or more of these covenants or financial ratios, as applicable, we could be precluded from incurring additional borrowings and, in the event of default, our obligation to repay indebtedness outstanding under the facility, our term loans, and our outstanding note indentures could be accelerated in full. We can give no assurance that in such an event, we would have, or be able to obtain, sufficient funds to pay all debt we are required to repay.

The market value and availability of land may fluctuate significantly, which could decrease the value of our developed and undeveloped land holdings and limit our ability to develop new communities.

The risk of owning developed and undeveloped land can be substantial for homebuilders. The market value of undeveloped land, buildable lots and housing inventories can fluctuate significantly as a result of changing economic and market conditions, such as the conditions we are currently experiencing, which have resulted in impairments of a number of our land positions and write-offs of certain of our land option deposits and pre-acquisition costs. If current market conditions continue to deteriorate, our competition adjust their pricing strategy or if other significant adverse changes in economic or market conditions occur, we may have to impair additional land holdings and works in progress, write down or write off goodwill recorded in connection with acquisitions, write down our investments in unconsolidated joint ventures, write off option deposits and pre-acquisition costs, sell homes or land at a loss, and/or hold land or homes in inventory longer than planned. In addition, inventory carrying costs can be significant, particularly if inventory must be held for longer than planned, which can trigger asset impairments in a poorly performing project or market.

While not a significant issue under current market conditions, our long-term success also depends in part upon the continued availability of suitable land at acceptable prices. The availability of land for purchase at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding of land prices and restrictive governmental regulation. Should suitable land opportunities become less available, it could limit our ability to develop new communities, increase land costs and negatively impact our sales and earnings.

We may need additional funds, and if we are unable to obtain these funds, we may not be able to operate our business as planned.

Our operations, including our joint venture operations, require significant amounts of cash. We may be required to seek additional capital, whether from sales of equity or by borrowing more money, to fund our operations and inventory or repay our indebtedness, particularly in the event of a continued market downturn. Although we currently have availability under our revolving credit facility, this facility and our term loans contain provisions that limit the amount we can borrow under the revolving credit facility or from other sources.

Our requirements for additional capital, whether to finance activities or refinance existing obligations, fluctuates as market conditions and our financial performance and operations change. The availability of additional capital, whether from private capital sources (including banks) or the public capital markets, fluctuates as market conditions change. There may be times when the private capital markets and the public debt or equity markets lack sufficient liquidity or when our securities cannot be sold at attractive prices, in which case we would not be able to access capital from these sources. In addition, a weakening of our financial condition or strength could adversely affect our ability to obtain necessary funds, result in a credit ratings downgrade or change in outlook, or otherwise increase our cost of borrowing. During 2007 and 2008, the three credit rating agencies downgraded our corporate and debt ratings and/or changed their outlook to negative due to deterioration in our financial condition coupled with the wide-spread decline in the general homebuilding market. It is possible that additional downgrades could occur if our financial condition deteriorates further and/or the outlook for the homebuilding industry declines further.

Even if available, additional financing could be costly or have adverse consequences. If additional funds are raised through the issuance of stock, dilution to stockholders will result. In addition, our certificate of incorporation also authorizes our board of directors to issue new series of common stock and preferred stock without stockholder approval. If any such series were created, depending on the rights and terms of any new series created, and the reaction of the market to the series, the rights or the value of our common stock could be negatively affected. If additional funds are raised through the incurrence of debt, we will incur increased debt servicing costs and may become subject to additional restrictive financial and other covenants. We can give no assurance as to the terms or availability of additional capital. If we are not successful in obtaining or refinancing capital when needed, it could adversely impact our ability to operate our business effectively, which could reduce our sales and earnings, and adversely impact our financial position.

We currently have significant amounts invested in unconsolidated joint ventures with independent third parties in which we have less than a controlling interest. These investments are highly illiquid and have significant risks.

We participate in numerous unconsolidated homebuilding and land development joint ventures with independent third parties in which we have less than a controlling interest. Our participation in these types of joint ventures has increased over time and will likely continue to represent a meaningful portion of our business. At June 30, 2008, we had invested an aggregate of $139.2 million in these joint ventures, which had borrowings outstanding of approximately $507.3 million, as compared to $294.0 million and $771.0 million, respectively, at December 31, 2007.

While these joint ventures provide us with a means of accessing larger land parcels and lot positions while managing our risk profile, they are subject to a number of risks, including the following:

•

Restricted Payment Risk. Our public note indentures prohibit us from making restricted payments, including investments in joint ventures, when we are unable to satisfy both the leverage and interest coverage condition. As of June 30, 2008, we satisfied the leverage condition. As a result, we are currently able to make restricted payments, but a further deterioration of our financial condition might leave us unable to satisfy these conditions and therefore unable to make payments to satisfy our joint venture obligations, other than through funds available from our unrestricted subsidiaries. If we become unable to fund our joint venture obligations this could result in, among other things, defaults under our joint venture operating agreements, loan agreements, and remargin agreements.

•

Entitlement Risk. Certain of our joint ventures acquire parcels of unentitled raw land. If we are unable to timely obtain entitlements at a reasonable cost, project delay or even project termination may occur resulting in an impairment of the value of our investment.

•

Development Risk. The projects we build through joint ventures are often larger and have a longer time horizon than the typical project developed by our wholly-owned homebuilding operations. Time delays associated with obtaining entitlements, unforeseen development issues, unanticipated labor and material cost increases, and general market deterioration and other changes are more likely to impact larger, long-term projects, all of which may negatively impact the profitability of these ventures and our proportionate share of income.

•

Financing Risk. There are a limited number of sources willing to provide acquisition, development and construction financing to land development and homebuilding joint ventures. As the use of joint venture arrangements by us and our competitors increases and as market conditions become more challenging, it may be difficult or impossible to obtain financing for our joint ventures on commercially reasonable terms, or to refinance existing borrowings as such borrowings mature. As a result, we may be required to finance acquisition and development and/or construction costs following termination or step-down of joint venture financing that the joint venture is unable to restructure, extend, or refinance with another third party lender.

•

Contribution Risk. Under credit enhancements that we typically provide with respect to joint venture borrowings, we and our partners could be required to make additional unanticipated investments in these joint ventures, either in the form of capital contributions or loan repayments, to reduce such outstanding borrowings. In addition, we may have to make additional contributions that exceed our proportional share of capital if our partners fail to contribute.

•

Completion Risk. We often sign a completion agreement in connection with obtaining financing for our joint ventures. Under such agreements, we may be compelled to complete a project even if we no longer have an economic interest in the property.

•

Illiquid Investment Risk. We lack a controlling interest in our joint ventures and therefore are generally unable to compel our joint ventures to sell assets, return invested capital, require additional capital contributions or take any other action without the vote of at least one or more of our venture partners. This means that, absent partner agreement, we will be unable to liquidate our joint venture investments to generate cash.

•

Partner Dispute. If we have a dispute with one of our joint venture partners and are unable to resolve it, the buy-sell provision in the applicable joint venture agreement could be triggered or we may otherwise pursue a negotiated settlement involving the unwinding of the venture. In either case, we may sell our interest to our partner or purchase our partner’s interest. If we sell our interest, we will forgo the profit we would have otherwise earned with respect to the joint venture project and may be required to forfeit our invested capital and/or pay our partner to release us from our joint venture obligations. If we are required to purchase our partner’s interest, we will be required to fund this purchase, as well as the completion of the project, with corporate level capital and to consolidate the joint venture project onto our balance sheet, which could, among other things, adversely impact our liquidity and our leverage.

•

Consolidation Risk. The accounting rules for joint ventures are complex and the decision as to whether it is proper to consolidate a joint venture onto our balance sheet is fact intensive. If the facts concerning an unconsolidated joint venture were to change and a triggering event under applicable accounting rules were to occur, we might be required to consolidate previously unconsolidated joint ventures onto our balance sheet which could adversely impact our leverage.

We may not be able to successfully identify, complete and integrate acquisitions, which could harm our profitability and divert management resources.

We may from time to time acquire other homebuilders. Successful acquisitions require us to correctly identify appropriate acquisition candidates and to integrate acquired operations and management with our own. Should we make an error in judgment when identifying an acquisition candidate, should the acquired operations not perform as anticipated, or should we fail to successfully integrate acquired operations and management, we will likely fail to realize the benefits we intended to derive from the acquisition and may suffer other adverse consequences. Acquisitions involve a number of other risks, including the diversion of the attention of our management and corporate staff from operating our existing business and potential charges to earnings in the event of any write-down or write-off of goodwill and other assets recorded in connection with acquisitions. We can give no assurance that we will be able to successfully identify, complete and integrate strategic acquisitions.

We depend on the California market and, to a lesser extent, the Arizona and Florida markets. An adverse change in any or all of these markets could harm our sales and earnings.

We generate a significant amount of our revenues and profits in California. In addition, a significant portion of our business, revenues and profits outside of California are concentrated in Arizona and Florida. Demand for new homes, and in some instances home prices, have been declining in California, Arizona and Florida, negatively impacting our earnings and financial position. There can be no assurance that our earnings and financial position will not be further impacted if the challenging conditions in these markets continue or worsen.

States, cities and counties in which we operate may adopt slow growth initiatives reducing our ability or increasing our costs to build in these areas, which could harm our future sales and earnings.

Several states, cities and counties in which we operate have in the past approved, or approved for inclusion on their ballot, various “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those localities. Approval of slow or no growth measures would reduce our ability to open new home communities and to build and sell homes in the affected markets, including with respect to land we may already own, and would create additional costs and administration requirements, which in turn could harm our future sales and earnings.

The homebuilding industry is highly competitive and, with more limited resources than some of our competitors, we may not be able to compete effectively.

The homebuilding industry is highly competitive. We compete with numerous other residential construction firms, including large national and regional firms, for customers, land, financing, raw materials, skilled labor and employees. We compete for customers primarily on the basis of the location, design, quality and price of our homes and the availability of mortgage financing. Some of our competitors have substantially larger operations and greater financial resources than we do and as a result may have lower costs of capital, labor and materials than us, and may be able to compete more effectively for land acquisition opportunities. As a result of an ongoing consolidation trend in the industry, some of these competitors may continue to grow significantly in size.

Under current market conditions, we have experienced intense price competition as many builders seek to aggressively reduce their inventory levels and land holdings. Many of our competitors are better capitalized and have lower leverage than we do, which may position them to compete more effectively on price (which can trigger impairments), better enable them to ride out the current industry-wide downturn and allow them to compete more effectively for land when conditions improve.

The design and construction of high density urban homebuilding projects present unique challenges, and we have less experience in this business.

In recent years we have expanded our homebuilding business to include high-density urban infill projects. Such projects present challenges in development, construction, and marketing that are different than our traditional operations and we have less experience designing, constructing and selling these types of projects. Our inexperience could harm us, causing our overall results of operations to be adversely affected.

Labor and material shortages could delay or increase the cost of home construction and reduce our sales and earnings.

The residential construction industry experiences serious labor and material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. From time to time, we have experienced volatile price swings in the cost of labor and materials, including in particular the cost of lumber, cement, steel and drywall. Shortages and price increases could cause delays in and increase our costs of home construction, which in turn could harm our operating results.

Severe weather and other natural conditions or disasters may disrupt or delay construction.

Severe weather and other natural conditions or disasters, such as earthquakes, landslides, hurricanes, tornadoes, droughts, floods, heavy or prolonged rain or snow, and wildfires can negatively affect our operations by requiring us to delay or halt construction or to perform potentially costly repairs to our projects under construction and to unsold homes.

We are subject to extensive government regulation, which can increase costs and reduce profitability.

Our homebuilding operations are subject to extensive federal, state and local regulation, including environmental, building, worker health and safety, zoning and land use regulation. This regulation affects all aspects of the homebuilding process and can substantially delay or increase the costs of homebuilding activities, even on land for which we already have approvals. During the development process, we must obtain the approval of numerous governmental authorities that regulate matters such as:

•	permitted land uses, levels of density and architectural designs;

•	the installation of utility services, such as water and waste disposal;

•	the dedication of acreage for open space, parks, schools and other community services; and

•	the preservation of habitat for endangered species and wetlands.

The approval process can be lengthy, can be opposed by consumer or environmental groups, and can cause significant delays or permanently halt the development process. Delays or a permanent halt in the development process can cause substantial increases to development costs or cause us to abandon the project and to sell the affected land at a potential loss, which in turn could harm our operating results.

In addition, new housing developments, including in California where a significant portion of our business is conducted, are often subject to various assessments for schools, parks, streets, highways and other public improvements. The costs of these assessments can be substantial and can cause increases in the effective prices of our homes, which in turn could reduce our sales and/or profitability.

Our mortgage operations are also subject to federal, state, and local regulation, including eligibility requirements for participation in federal loan programs and various consumer protection laws. Our title insurance agency operations are subject to applicable insurance laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and other required approvals, claims for monetary damages or demands for loan repurchase from investors, and rescission or voiding of the loan by the consumer.

Our mortgage subsidiary may become obligated to repurchase loans it has sold in the secondary mortgage market or may become subject to borrower lawsuits.

While our mortgage subsidiary generally sells the loans it originates within a short period of time in the secondary mortgage market on a non-recourse basis, this sale is subject to an obligation to repurchase the loan if, among other things, the borrower defaults on the loan within a specified period following the sale, the purchaser’s underwriting guidelines are not met, or there is fraud in connection with the loan. While, as of June 30, 2008, our mortgage subsidiary had been required to repurchase only 0.05% and 0.37% of the total dollar value of the loans it originated in 2007 and 2006, respectively, as loan defaults in general increase it is possible that our mortgage subsidiary will be required to make a materially higher level of repurchases in the future. In addition, a number of homebuyers have initiated lawsuits against builders and lenders claiming, among other things, that builders pressured the homebuyers to make inaccurate statements on loan applications and/or that the lenders failed to correctly explain the terms of adjustable rate and interest-only loans. A number of regulatory authorities have also indicated that they are investigating similar allegations. While we and our mortgage subsidiary have not experienced such lawsuits and are not, to our knowledge, the subject of any such investigations, as loan defaults increase the possibility of becoming subject to such a lawsuit or investigation becomes more likely. If our mortgage subsidiary experiences a higher level of repurchase obligations or we or our mortgage subsidiary become the subject of borrower lawsuits or regulatory authority action our financial results may be negatively impacted.

We are subject to product liability and warranty claims arising in the ordinary course of business, which can be costly.

As a homebuilder, we are subject to construction defect and home warranty claims arising in the ordinary course of business. These claims are common in the homebuilding industry and can be costly. While we maintain product liability insurance and generally seek to require our subcontractors and design professionals to indemnify us for liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, contractual indemnities can be difficult to enforce, we are often responsible for applicable self-insured retentions (particularly in markets where we include our subcontractors on our general liability insurance), certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. Additionally, the coverage offered by and availability of product liability insurance for construction defects is limited and costly. There can be no assurance that coverage will not be further restricted or become more costly.

We are dependent on the services of key employees and the loss of any of these individuals or an inability to hire additional personnel could adversely affect us.

Our success is dependent upon our ability to attract and retain skilled employees, including senior level personnel with significant management and leadership skills. Competition for the services of these individuals in most of our operating markets is intense. If we are unable to attract and retain skilled employees, we may be unable to accomplish the objectives set forth in our business plan.

Risks Relating to this Rights Offering

Stockholders who do not fully exercise their subscription rights will have their interests diluted as a result of the issuance of approximately 50,000,000 shares of our common stock pursuant to this rights offering or the equivalent thereof if MP CA Homes purchases preferred stock pursuant to the standby commitment.

If you choose not to exercise your subscription rights in full, your relative ownership interest in the Company will be diluted to the extent other stockholders exercise their subscription rights. This rights offering will result in the issuance of approximately 50,000,000 shares of our common stock. In addition, pursuant to the Investment Agreement, MP CA Homes has agreed to purchase, in the form of preferred stock, all shares of common stock not purchased through the exercise of subscription rights.

If no subscription rights holders exercise their subscription rights in this rights offering, the transactions contemplated by the Investment Agreement will result in the issuance of the equivalent of approximately 50,000,000 shares of our common stock to MP CA Homes, in the form of preferred stock. Subscription rights holders who do not exercise their subscription rights by 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering, or sell their subscription rights by 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the expiration of this rights offering, will have their subscription rights expire and be void and no longer exercisable.

The subscription price determined for this rights offering is not necessarily an indication of our book value or the price at which our stock may trade.

The subscription price of $3.05 per full share for this rights offering was set as a result of negotiations between the Company and MP CA Homes. The subscription price is equal to the equivalent price per share of common stock paid by MP CA Homes in the First Closing for the Senior Preferred Stock on an as-converted basis. The closing price per share of our common stock on July 29, 2008, the most recent practicable date prior to the date of this prospectus supplement, was $3.33. The transaction structure approved by our board of directors and the Executive Committee in connection with the Investment Agreement was designed to afford our existing stockholders the opportunity to participate in the transaction by making an additional investment in the Company at the same common stock equivalent price paid by MP CA Homes for the Senior Preferred Stock through this rights offering. The subscription price does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the subscription price as an indication of the value or the price at which our common stock may trade. After the date of this prospectus supplement, our common stock may trade at prices above or below the subscription price.

You may not revoke your subscription exercise and could be committed to buying shares above the prevailing market price.

Once you exercise your subscription rights, you may not revoke such exercise even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. As such, if you exercise your subscription rights prior to the announcement of the results of the Special Meeting scheduled for August 18, 2008, you will not be able to revoke your exercise regardless of whether or not the Proposals and other matters are approved at the Special Meeting. In addition, the public trading market price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights and, afterwards, the price of our common stock decreases below the subscription price, you will still be committed to buy the shares of our common stock in this rights offering at a price of $3.05 per full share. Our common stock is traded on the NYSE under the symbol “SPF” and the last reported closing sales price of our common stock on the NYSE on July 29, 2008, the most recent practicable date prior to the date of this prospectus supplement, was $3.33 per share. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $3.05 per full share.

If we cancel this rights offering, neither we nor the subscription agent will have any obligation to you except to return your subscription payments.

If we elect to withdraw or terminate this rights offering for any reason or no reason, neither we nor the subscription agent will have any further obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments we or the subscription agent received from you. Also, you will not earn any interest on your subscription funds while they are being held by the subscription agent pending the closing of this rights offering.

If you do not act on a timely basis and follow subscription instructions, your exercise of subscription rights may be rejected.

Stockholders that desire to purchase shares in this rights offering must act on a timely basis to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering, provided that if you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described under “This Rights Offering—Guaranteed Delivery Procedures.” If you are a beneficial owner of shares and you wish to exercise your rights, you should act on a timely basis to ensure that your broker, custodian bank or other nominee acts for you and that all required forms and payments are actually received by your broker, custodian bank or other nominee prior to 5:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled expiration date of this rights offering to ensure that your broker, custodian bank or other nominee has sufficient time to deliver such forms and payments to the subscription agent by 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date. In order to do so, you must complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” by 5:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled August 22, 2008 expiration date of this rights offering. With respect to exercises of the subscription rights, we will not be responsible if your broker, custodian bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent prior to 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering.

If you fail to complete and sign the required subscription forms, send an incorrect payment amount, or otherwise fail to follow the subscription procedures that apply to your exercise of the subscription rights in this rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor the subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We will exercise reasonable discretion in determining whether a subscription exercise properly follows the subscription procedures.

If you have an address outside the U.S. or an army post office or a fleet post office address, to exercise your subscription rights, you must notify the subscription agent before 11:00 a.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date, and, with respect to holders whose addresses are outside the U.S., must provide evidence satisfactory to us, such as a legal opinion from local counsel that it is lawful for you to receive and exercise your subscription rights under applicable law. See “This Rights Offering—Foreign and Other Stockholders.”

No prior market exists for the subscription rights.

Although we expect the subscription rights will be traded on the NYSE, the subscription rights are a new issue of securities with no prior trading market, and we cannot provide you any assurances as to the liquidity of the trading market for the subscription rights. While Credit Suisse Securities (USA) LLC has indicated to us that it intends to make a market in the subscription rights, as permitted by applicable laws and regulations, it is not obligated to do so and may discontinue any such market-making at any time without notice. Subject to certain earlier deadlines described under “This Rights Offering—Methods for Transferring and Selling Subscription Rights—Sales of Subscription Rights Through the Subscription Agent,” the subscription rights are transferable until 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled August 22, 2008 expiration date of this rights offering, at which time they will be no longer transferable. The subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date. If you wish to sell your subscription rights or the subscription agent tries to sell subscription rights on your behalf in accordance with the procedures discussed in this prospectus supplement but such subscription rights cannot be sold, or if you provide the subscription agent with instructions to exercise the subscription rights and your instructions are not timely received by the subscription agent or if you do not provide any instructions to exercise your subscription rights, then the subscription rights will expire and will be void and no longer exercisable.

If you make payment of the subscription price by uncertified check, your check may not clear in sufficient time to enable you to purchase shares in this rights offering.

Any uncertified check used to pay for shares to be issued in this rights offering must clear prior to the expiration date of this rights offering, and the clearing process may require five or more business days. If you choose to exercise your subscription rights, in whole or in part, and to pay for shares by uncertified check and your check has not cleared prior to the expiration date of this rights offering, you will not have satisfied the conditions to exercise your subscription rights and will not receive the shares you wish to purchase.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of this rights offering or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until you (or your broker, custodian bank or other nominee) have received those shares. Also, you will have no rights as a stockholder of the shares you purchased in this rights offering until we issue you such shares. Although we will endeavor to issue the shares as soon as practicable after completion of this rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. Moreover, whenever you sell your shares of common stock, you may be unable to sell them at a price equal to or greater than the subscription price you paid for such shares.

You will not know the outcome of the proposals to be voted upon at the Special Meeting until shortly prior to the time that this rights offering expires, and the results of the Special Meeting may influence your decision as to whether to exercise your subscription rights.

On August 18, 2008, the Company is scheduled to hold the Special Meeting in connection with the approval of Proposals 1 and 2, which relate, respectively, to (i) the conversion of the Company’s outstanding Senior Preferred Stock into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon conversion of the Series B Preferred Stock, and (ii) the Company’s Amended and Restated Certificate of Incorporation, which would, among other things, increase the total number of shares of capital stock that the Company is authorized to issue, provide for declassification of the Company’s board of directors, renounce certain business opportunities presented to directors and stockholders affiliated with MP CA Homes, remove certain supermajority voting requirements and remove the prohibition on the ability of our stockholders to act by written consent under certain conditions.

In the event that both Proposals 1 and 2 are not approved at the Special Meeting, the Senior Preferred Stock will remain outstanding and receive a quarterly dividend, commencing on September 15, 2008, at an initial rate of 17% per annum of the liquidation preference, increasing by 0.5% every six months thereafter up to a maximum of 20% per annum, payable until such time as stockholder approval is obtained. As of the First Closing, the aggregate liquidation preference of the outstanding Senior Preferred Stock was $381,250,000. We would also be prohibited from redeeming, purchasing or acquiring any shares of common stock or other junior securities, subject to limited exceptions, and would be restricted from paying dividends on common stock or other junior securities if the full quarterly dividends on the Senior Preferred Stock are not paid in the applicable dividend period. In addition, in such event, the Warrant will remain exercisable for Senior Preferred Stock. Under the terms of the Warrant, upon a fundamental change (as defined in the Warrant) the holder of the Warrant can require us to purchase the Warrant at the higher of the fair market value of the Warrant and the option value of the Warrant calculated using a Black-Scholes methodology. If the stockholders approve the Proposals, however, this provision terminates on the earlier of the second anniversary of the closing of this rights offering and March 15, 2011. In the event that both Proposals 1 and 2 are not approved, we have agreed to include such proposals (and our board of directors is required to recommend approval of such proposals) at a meeting of the Company’s stockholders no less than once in each subsequent six-month period beginning on September 15, 2008 until such approvals are obtained.

In the event that both Proposals 1 and 2 are approved at the Special Meeting, the outstanding shares of Senior Preferred Stock will be automatically converted into Series B Preferred Stock. Such approvals would eliminate the dividend and liquidation preference existing in favor of the Senior Preferred Stock and would also eliminate the restriction on our ability to redeem or repurchase any common stock or other junior securities. In addition, our common stockholders would own 51.0% of the voting power of the Company and MP CA Homes would own 49.0%. The conversion of the Senior Preferred Stock to Series B Preferred Stock will constitute a change of control for purposes of the Company’s various stock incentive plans. As a result, all outstanding awards issued to our employees and directors under such plans will vest upon the conversion of the Senior Preferred Stock to Series B Preferred Stock pursuant to the plans. Upon such approvals, the Warrant will also become exercisable for shares of Series B Preferred Stock.

In either case, the rights of our stockholders will be significantly affected by whether or not such proposals are approved at the Special Meeting. This rights offering is scheduled to expire on August 22, 2008, which is four business days following the Special Meeting. Accordingly, you will not know the outcome of the vote on the Proposals and other matters presented at the Special Meeting until shortly before the expiration date of the rights offering. In addition, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. As such, if you exercise your subscription rights prior to the announcement of the results of the Special Meeting, you will not be able to revoke your exercise regardless of whether or not the Proposals and other matters are approved at the Special Meeting. You should thus not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a subscription price of $3.05 per full share.

The U.S. federal income tax treatment of the rights offering is unclear and the receipt of rights may be treated as a taxable dividend to you.

If the rights offering is part of a “disproportionate distribution” under Section 305 of the Internal Revenue Code, your receipt of subscription rights in the rights offering may be treated as the receipt of a distribution equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of the Company’s current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain. A “disproportionate distribution” is a distribution or a series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. The Company has not distributed any cash or other property with respect to any other class of the Company’s stock and currently does expect to make any such distribution. In addition, although the Company has notes outstanding that are convertible into common stock and has paid interest on such notes, under applicable Treasury regulations the receipt of subscription rights will not be part of a disproportionate distribution if a “full adjustment” is made in the conversion price of the notes to reflect the rights offering. The indenture pursuant to which the convertible notes were issued requires an adjustment to the conversion price of the notes as a result of the rights offering, and we intend to make this adjustment. It is unclear whether the adjustment to the conversion price of the notes qualifies as a “full adjustment”. In addition, although the Company does not currently plan to make a distribution with respect to any other class of stock, there can be no assurance that such distribution will not be made. It is also unclear whether the fact that we also have outstanding options and warrants could cause the receipt of the subscription rights to be part of a “disproportionate distribution.” If, contrary to our expectations, the Company makes a distribution of cash or property with respect to a class of stock other than its common stock, if the adjustment to the conversion price of the notes is not treated as a “full adjustment”, or if the existence of our outstanding options and warrants causes the receipt of the rights to be part of a disproportionate distribution, the receipt of the subscription rights may be treated as a dividend to you as described above. The Company believes and intends to take the position that the rights offering is not part of a disproportionate distribution. Please see “Certain U.S. Federal Income Tax Considerations” for further information on the treatment of the rights offering.

Risks Relating to an Investment in Our Common Stock

Future sales of our common stock in the public market or the issuance of other equity may adversely affect the market price of our common stock and our ability to raise funds in new equity or equity-related offerings.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public market could depress the market price of our common stock, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock. The market price of our common stock could be adversely affected by possible sales in the public market of substantial amounts of our common stock, including upon conversion of shares of preferred stock held by MP CA Homes, or investor perception that such sales could occur.

Our charter and debt covenants could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.

Provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions could delay or prevent a change in control of and could limit the price that investors might be willing to pay in the future for shares of our common stock. Our certificate of incorporation authorizes our board of directors to issue new series of common stock and preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, the board of directors could create a series of common stock or preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to the existing common stock. The ability of our board of directors to issue these new series of common stock and preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our stockholders.

We are also subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in business combinations specified in the statute with an interested stockholder, as defined in the statute, for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless the business combination is approved in advance by a majority of the independent directors or by the holders of at least two-thirds of the outstanding disinterested shares. The application of Section 203 of the Delaware General Corporation Law could also have the effect of delaying or preventing a change of control of us.

We also have a stockholders’ rights agreement that would make it difficult to acquire us without the approval of our board of directors. Our stockholders’ rights agreement has been filed with and is publicly available at or from the SEC; see “Where You Can Find More Information.”

In addition, some of our debt covenants contained in the indentures for our outstanding public notes and our revolving credit facility and term loans may delay or prevent a change in control. Our outstanding notes contain change of control provisions that give the holders of our outstanding notes the right to require us to purchase the notes upon a change in control (as defined in the indentures) at a purchase price equal to 101% of the principal amount of such notes plus accrued and unpaid interest.

Upon approval of the Proposals, the voting power of the Company will become further concentrated with MP CA Homes and its affiliates or their transferees, and their interests may not coincide with our common stockholders.

After the First Closing, our stockholders (other than MP CA Homes) own 80.01% of the voting power of the Company and MP CA Homes (through the Senior Preferred Stock) holds 19.99%. If and when the Proposals are approved, our stockholders (other than MP CA Homes) will own 51.0% of the voting power of the Company and MP CA Homes will own 49.0%. Although no holder of Series B Preferred Stock may have more than 49.0% of the voting power, if MP CA Homes purchases the maximum amount of shares in this rights offering pursuant to the standby commitment, upon conversion of all the Series B Preferred Stock issuable upon conversion of the outstanding shares of Senior Preferred Stock and exercise in full of the Warrant (assuming no cashless exercise), such shares may ultimately have up to 78.0% of the voting power (assuming stockholder approval of the Proposals at the Special Meeting and no additional equity issuance). As a result, our common stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock (on an as-converted basis) if Proposals 1 and 2 are approved.

MP CA Homes and its affiliates currently have the ability, and upon receipt of approval of the Proposals will have a greater ability, to exercise significant influence over matters generally requiring stockholder approval, including with respect to significant corporate transactions such as potential mergers, consolidations and sales of all or substantially all of our assets. The interests of MP CA Homes and its affiliates or their transferees that obtain significant voting power may differ from or be opposed to the interests of our other stockholders, and their voting power may have the effect of discouraging, delaying or preventing significant corporate transactions that may be favored by our other stockholders. In addition, approval of Proposal 2 relating to the Amended and Restated Certificate of Incorporation at the Special Meeting would result in our renouncement, pursuant to Section 122(17) of the Delaware General Corporation Law, of any interest or expectancy that we may have in certain business opportunities presented to directors and stockholders affiliated with MP CA Homes, provided that MP CA Homes, its director designees and their affiliates comply with confidentiality obligations in the Stockholders Agreement, dated as of June 27, 2008 (the “Stockholders Agreement”), between us and MP CA Homes. Accordingly, if directors and stockholders affiliated with MP CA Homes acquire knowledge of potential transactions that are of the type that we have renounced and which may constitute corporate opportunities for us or our subsidiaries, we will not, subject to certain exceptions, have any expectancy in such corporate opportunities, and such directors and stockholders will not have any obligation to communicate such opportunities to us.

Our convertible note hedge may affect the value of our common stock.

In connection with the offering of our 6% convertible notes due 2012, we entered into a convertible note hedge transaction. This transaction is intended to reduce the potential dilution upon conversion of the convertible notes. The hedge counterparty will likely modify its hedge position from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of the convertible notes (including during any settlement period in respect of any conversion of the convertible notes). The effect, if any, of any of these transactions and activities on the market price of our common stock will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock.

The market price of our common stock may fluctuate widely.

The market price of our common stock has fluctuated significantly and is subject to significant fluctuation in the future in response to a number of factors, including:

•	our perceived prospects and the prospects of the homebuilding industry in general;

•	differences between our actual financial and operating results and those expected by investors and analysts;

•	fluctuations in our results of operations;

•	changes in analysts’ recommendations or projections;

•	changes in general valuations for homebuilding companies;

•	changes in general economic or market conditions; and

•	broad market fluctuations.

In addition, the contraction of the United States housing market, tightening in lending standards and the recent increase in mortgage interest rates have contributed to significant instability in the U.S. and other global financial equity markets, and the potential effect of these and other factors on economic growth potential may contribute to further instability. Moreover, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results. Any of these factors could have a material adverse effect on your investment in our common stock. As a result, you could lose some or all of your investment.

USE OF PROCEEDS

Our gross proceeds from this rights offering are expected to be approximately $152.5 million. We estimate that the proceeds, net of expenses, will be approximately $143.2 million. We intend to use the net proceeds for general corporate purposes, which may include working capital for our homebuilding operations, repayment of debt and the acquisition of other homebuilding companies or their assets. Pending use of the net proceeds, we intend to invest the net proceeds in short-term investment grade instruments, interest-bearing bank accounts, certificates of deposit, money market securities or U.S. government securities. We will receive the net proceeds from the sale by Credit Suisse Securities (USA) LLC or any affiliate of Credit Suisse Securities (USA) LLC of certain subscription rights issued with respect to the common stock borrowed under our share lending agreement. See “Plan of Distribution.” We will not know the exact amount of such net proceeds, if any, until after any such sales take place.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Shares of our common stock are listed on the NYSE under the symbol “SPF.” The following table sets forth, for the fiscal quarters indicated, the reported high and low intra-day sales prices per share of our common stock as reported on the NYSE Composite Tape and the common dividends paid per share. On September 14, 2007, our board of directors eliminated our quarterly cash dividend.

	High	Low	Dividends
Year ended December 31, 2006:
First quarter	$43.05	$31.01	$0.04
Second quarter	36.26	24.20	0.04
Third quarter	25.88	20.24	0.04
Fourth quarter	28.51	21.90	0.04

Year ended December 31, 2007:
First quarter	$30.52	$20.44	$0.04
Second quarter	23.74	17.41	0.04
Third quarter	18.69	5.45	0.04
Fourth quarter	6.78	2.09	0.00

Year ended December 31, 2008:
First quarter	$5.55	$1.47	0.00
Second quarter	6.50	2.17	0.00
Third quarter (through July 29, 2008)	4.30	2.92	0.00

On July 29, 2008, the last reported sale price of our common stock on the NYSE was $3.33 per share.

As of July 29, 2008, the number of record holders of our common stock was 644.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008:

•	on an actual basis; and

•	on an adjusted basis (in each case, after giving effect to any transaction or advisory fees and expenses) to:

•

reflect the issuance of the shares of Senior Preferred Stock and the conversion of certain senior and senior subordinated debt of the Company to equity through the issuance of the Warrant at the First Closing, and the pay down of the revolver balance from $90 million to $55 million and Term Loan A balance from $100 million to $65 million in connection with the amendment to the Company’s bank credit facilities; and

•

as further adjusted, assuming the approval by the Company’s stockholders of the Proposals at the Special Meeting, to reflect (i) conversion of the shares of Senior Preferred Stock to Series B Preferred Stock, and subsequent conversion to common stock, and the issuance of the 50,000,000 shares of common stock in this rights offering (assuming all shares are issued to existing stockholders, and not to MP CA Homes pursuant to the standby commitment), and (ii) the issuance of 49,546,048 shares of common stock issuable upon conversion of the Series B Preferred Stock issuable upon exercise of the Warrant (assuming a cashless exercise at the mandatory exercise prices).

The table should be read in conjunction with “Summary Consolidated Financial Information and Operating Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes to those financial statements included in the documents incorporated by reference in this prospectus supplement.

	As of March 31, 2008
	Actual	As Adjusted	As Further Adjusted
	(in thousands, except for share amounts and par value) (unaudited)
Cash and equivalents	$328,792	$596,636	$739,846

Debt:
Revolving credit facility(1)(2)	$90,000	$55,000	$55,000
Term Loan A(1)(3)	100,000	65,000	65,000
Term Loan B(1)(3)	225,000	225,000	225,000
Trust deed and other notes payable	35,150	35,150	35,150
6 1/2% Senior Notes due 2008	103,500	103,500	103,500
5 1/8% Senior Notes due 2009	150,000	124,550	124,550
6 1/2% Senior Notes due 2010	175,000	173,000	173,000
6 7/8% Senior Notes due 2011	175,000	175,000	175,000
7 3/4% Senior Notes due 2013, net	124,370	124,370	124,370
6 1/4% Senior Notes due 2014	150,000	150,000	150,000
7% Senior Notes due 2015	175,000	175,000	175,000
9 1/4% Senior Subordinated Notes due 2012, net	149,381	69,885	69,885
6% Senior Subordinated Convertible Notes due 2012	100,000	78,450	78,450
Indebtedness included in liabilities from inventories not owned	9,732	9,732	9,732
Mortgage credit facilities(4)	57,661	57,661	57,661

Total debt	1,819,794	1,621,298	1,621,298
Stockholders equity:
Preferred Stock, $0.01 par value; 10,000,000 shares authorized; 381,250 shares of Senior Preferred Stock issued and outstanding at the First Closing, with a liquidation preference of $1,000 per share, and 0 shares upon conversion to common stock, respectively	—	4	—
Common Stock, $0.01 par value; 200,000,000 shares authorized (600,000,000 shares authorized upon stockholder approval); 72,808,691 shares issued and outstanding as of March 31, 2008 and as of the First Closing, respectively, and 297,354,739 shares issued and outstanding as adjusted by the conversion of the Senior Preferred Stock, including all shares offered in this rights offering and 49,546,048 shares issued in connection with the exercise of the Warrant(5)	728	728	2,973
Additional paid-in capital(6)	342,548	819,527	960,496
Retained earnings(6)	450,441	441,298	441,298
Accumulated other comprehensive loss, net of tax	(20,182)	(20,182)	(20,182)

Total stockholders’ equity	773,535	1,241,375	1,384,585

Total capitalization	$2,593,329	$2,862,673	$3,005,883

(1)	The First Closing was contingent upon the Company amending its bank credit facilities, which was completed on June 27, 2008. As part of the amendment, the Company reduced its total commitment under the revolving credit facility from $500 million to $395 million, paid down its revolver balance from $90 million to $55 million and its Term Loan A balance from $100 million to $65 million, and agreed to make quarterly principal amortization payments of $2.5 million under each of the revolver and Term Loan A commencing September 30, 2008 (subject to increase to $5.0 million upon any further entry by us into certain types of credit facilities).

(2)	At July 28, 2008, amounts outstanding under our revolving credit facility totaled $55.0 million.

(3)	At July 28, 2008, amounts outstanding under our Term Loan A and Term Loan B totaled $290.0 million.

(4)	At July 28, 2008, amounts outstanding under our mortgage banking facilities totaled $39.4 million.

(5)	Excludes 5,957,370 shares of common stock reserved for issuance upon exercise of outstanding options, 79,653 shares of unvested restricted stock, 316,729 shares of vested restricted stock contributed to our deferred compensation plan, 190,000 shares of common stock reserved for issuance pursuant to performance share awards, each at June 30, 2008, and 13,142,855 shares of common stock reserved for issuance upon conversion of the Company’s 6% convertible senior subordinated notes due 2012, at June 30, 2008 (10,679,999 shares reserved after reducing the reserved shares for the Company’s 6% convertible senior subordinated notes due 2012 exchanged by MP CA Homes as consideration for the Warrant).

(6)	The fair value of the Warrant is calculated to be approximately $138.7 million. A loss on extinguishment of debt in the amount of $9.1 million will be recognized at the First Closing date as the fair value of the Warrant was greater than the carrying amount of the senior and senior subordinated debt which was converted to equity on the First Closing.

THIS RIGHTS OFFERING

Reasons for this Rights Offering

As a result of the deterioration in homebuilding market conditions and the impact of these conditions on our overall financial condition, in late 2007, our board of directors retained financial advisors, and with their input, initiated a process to examine alternative financial and strategic opportunities. One of the primary focuses of this process was strengthening our balance sheet to enable us to more effectively weather the downturn and position us to compete aggressively as market conditions improve. Based on a thorough evaluation of alternatives by our board of directors, we entered into the Investment Agreement with MP CA Homes. The transaction structure contemplated by the Investment Agreement was also designed to afford our existing stockholders the opportunity to participate in the transaction by making an additional investment in the Company through a rights offering at the same common stock equivalent price paid by MP CA Homes for the Senior Preferred Stock. The Investment Agreement provides that each holder of our common stock will be offered the transferable right to purchase up to such holder’s pro rata share of approximately 50,000,000 shares of our common stock at a per full share price of $3.05.

We are not making any recommendations as to whether or not you should exercise, sell or let lapse your subscription rights.

The Rights

We will distribute to each holder of our common stock that was a record holder of our common stock on 5:00 p.m., New York City time, on July 28, 2008, which is the record date for this rights offering, at no charge, one transferable subscription right for each share of our common stock owned. The subscription rights will be evidenced by transferable subscription rights certificates. Each subscription right will allow you to purchase 0.68523554 shares of our common stock. Fractional shares of common stock will not be issued in this rights offering. The purchase price for each share of our common stock is $3.05 per full share.

If you hold your shares in a brokerage account or through a custodian bank or other nominee, please see the information included below in “—Beneficial Owners.”

No Fractional Shares

Fractional shares will not be issued in this rights offering. As an example, if you owned 75 shares of our common stock as of the record date, you would receive 75 subscription rights. To calculate the number of shares you would have the right to purchase pursuant to your subscription rights, you would multiply (a) the 0.68523554 shares per right subscription right by (b) your 75 rights, to get a product of 51.3926655 shares. Because fractional shares of our common stock will not be issued in this rights offering, you would be entitled to purchase 51 shares of our common stock in this rights offering. As a result, in the event that all subscription rights holders exercise their subscription rights in full, it is possible that we would issue in this rights offering less than 50,000,000 shares of our common stock, in the aggregate, to subscription rights holders.

Divisibility of Subscription Rights Certificates

You may request that the subscription agent divide your subscription rights certificate into transferable parts—for instance, if you are the record holder for a number of beneficial holders of our common stock or, if you desire to do so, to transfer a portion of your subscription rights. The subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date.

Expiration of this Rights Offering and Extensions, Amendments and Termination

You may exercise your subscription rights at any time before 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date for this rights offering.

Your subscription rights certificate, together with full payment of the subscription price, must be received by the subscription agent on or prior to the expiration date of this rights offering. If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription rights certificate to the subscription agent on time, you may follow the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

We have the option to extend this rights offering and the period for exercising your subscription rights for any reason, including if we determine that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in this rights offering, although we do not presently intend to do so. If we elect to extend the expiration of this rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date. All dates applicable to this rights offering contained in this prospectus supplement assume an expiration date of August 22, 2008. If we determine to extend this rights offering and the period for exercising your subscription rights, in the press release announcing the extension, we will also update all such dates.

We reserve the right, in our sole discretion, to amend or modify the terms of this rights offering. In the event of a material change in the terms of this rights offering, we will extend the duration of this rights offering, if we deem necessary, to ensure that at least five business days remain in this rights offering following notice of the material change.

If you do not exercise your subscription rights before 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering, your unexercised subscription rights will expire on the expiration date and be void and no longer exercisable.

We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after this rights offering expires, regardless of when you transmitted the documents, except if you have timely transmitted the documents under the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

Subscription Rights

Subscription Rights. Each of your subscription rights entitles you to purchase 0.68523554 shares of our common stock, upon delivery of the required documents and payment of the subscription price. However, as noted above under “—No Fractional Shares,” fractional shares of our common stock will not be issued in this rights offering. The subscription price for each share of our common stock is $3.05 per full share. You are not required to exercise any or all of your subscription rights.

Delivery of Shares. We will deliver the shares of common stock purchased in this rights offering as soon as practicable after the expiration date of this rights offering. You will have no rights as a stockholder of the shares you purchased in this rights offering until we issue you such shares. Although we will endeavor to issue the shares as soon as practicable after completion of this rights offering, including the guaranteed delivery period and after all necessary calculations have been completed, there may be a delay between the expiration date of the rights offering and the time that the shares are issued.

Cancellation Rights

We may cancel, for any reason (including a change in the market price of our common stock) or no reason, this rights offering, in whole or in part, in our sole discretion at any time prior to the time that this rights offering expires. If we cancel this rights offering, all affected subscription rights will expire and will be void and no longer exercisable and any funds you paid to the subscription agent will be promptly refunded, without interest or deduction.

Method of Subscription; Exercise of Rights

You may exercise your subscription rights by delivering the following to the subscription agent for actual receipt, at or prior to 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering:

•	your properly completed and executed subscription rights certificate with any required signature guarantees or other supplemental documentation; and

•	your full subscription price payment for each share subscribed for under your subscription rights.

If you are a beneficial owner of shares of our common stock whose shares are registered in the name of a broker, custodian bank or other nominee and you wish to exercise your subscription rights, your broker, custodian bank or other nominee must actually receive by 5:00 p.m., New York City time, on August 21, 2008, the last business day prior to the expiration date of this rights offering, your instructions to exercise your rights and deliver all documents and payment to the subscription agent on your behalf such that they will be actually received by the subscription agent prior to the expiration date of this rights offering.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, custodian bank or other nominee, as the case may be, all of the required documents and your full subscription price payment prior to the expiration date of this rights offering (currently scheduled to be on August 22, 2008), except if you timely transmit the documents under the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.

Method of Payment

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of our common stock for which you are subscribing by either:

•	check or bank draft drawn upon a U.S. bank or postal or express money order payable to Mellon Investor Services LLC, on behalf of the subscription agent; or

•

wire transfer of immediately available funds to the account maintained by the subscription agent for such purpose at Mellon Bank NA, ABA 043-000-261, Mellon Investor Services LLC, Reorg A/C 0018518, Ref: Standard Pacific—Job 133701—[name of rights holder], Attn: Michael Eguia, T: 201-680-3560.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified check (which can take five or more business days);

•	receipt by the subscription agent of any certified check or bank draft drawn upon a U.S. bank or of any postal or express money order; or

•	receipt of collected funds in the subscription account designated above.

Clearance of Uncertified Checks

If you are paying by uncertified check, please note that uncertified checks may take five or more business days to clear. If you wish to pay the subscription price by uncertified check, we urge you to make payment sufficiently in advance of the time this rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration date of this rights offering. In addition, you should consider that the results of the Special Meeting may not be available at the time that you make payment of the subscription price by uncertified check. We urge you to consider using a certified or cashier’s check, money order or wire transfer of funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Delivery of Subscription Materials and Payment

You should deliver your subscription rights certificate and payment of the subscription price or, if applicable, notice of guaranteed delivery, to the subscription agent by one of the methods described below:

By mail:

Mellon Bank N.A.

c/o Mellon Investor Services LLC

Attn: Corporate Actions Dept.

P.O. Box 3301

South Hackensack, NJ 07606

By overnight courier or by hand:

Mellon Bank N.A.

c/o Mellon Investor Services LLC

Attn: Corporate Actions Dept., 27th Floor

480 Washington Boulevard

Jersey City, NJ 07310

Your delivery to an address or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price payment for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised the lesser of (1) the maximum number of subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent, and (2) the maximum number of subscription rights represented by the subscription rights certificate submitted. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we or the subscription agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the expiration date of this rights offering.

Exercising a Portion of Your Subscription Rights

If you subscribe for fewer than all of the shares of our common stock represented by your subscription rights certificate, if time permits, you will receive from the subscription agent a new subscription rights certificate representing your unexercised subscription rights and you may then subsequently exercise or sell your unexercised subscription rights. See “—Methods for Transferring and Selling Subscription Rights” below. Alternatively, you may transfer a portion of your subscription rights and if time permits, you will receive from the subscription agent a new subscription rights certificate representing the subscription rights that you did not transfer. However, the subscription agent will only facilitate subdivisions or transfers of subscription rights certificates until 5:00 p.m., New York City time, on August 19, 2008, three business days prior to 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering. We will not issue any subscription rights certificates for unexercised subscription rights after the expiration date of this rights offering.

Your Funds Will Be Held by the Subscription Agent Until Shares of our Common Stock Are Issued

The subscription agent will hold your payment of the subscription price in a segregated account with payments received from other subscription rights holders until we issue shares of our common stock to you upon consummation of this rights offering.

MEDALLION GUARANTEE MAY BE REQUIRED

YOUR SIGNATURE ON EACH SUBSCRIPTION RIGHTS CERTIFICATE MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION, SUCH AS A MEMBER FIRM OF A REGISTERED NATIONAL SECURITIES EXCHANGE OR A MEMBER OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC., OR A COMMERCIAL BANK OR TRUST COMPANY HAVING AN OFFICE OR CORRESPONDENT IN THE U.S., SUBJECT TO STANDARDS AND PROCEDURES ADOPTED BY THE SUBSCRIPTION AGENT, UNLESS:

•	YOUR SUBSCRIPTION RIGHTS CERTIFICATE PROVIDES THAT SHARES ARE TO BE DELIVERED TO YOU AS RECORD HOLDER OF THOSE SUBSCRIPTION RIGHTS; OR

•	YOU ARE AN ELIGIBLE INSTITUTION.

Notice to Beneficial Holders

If you are a broker, custodian bank, trustee or depositary for securities that holds shares of our common stock for the account of others as of the record date for this rights offering, you should notify the respective beneficial owners of such shares of this rights offering as soon as possible to determine their intentions with respect to exercising or selling their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights certificates and submit them to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock as of the record date for this rights offering, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” that was provided to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy.

Beneficial Owners

If you are a beneficial owner of shares of our common stock on the record date for this rights offering or will receive your subscription rights through a broker, custodian bank or other nominee, we will ask your broker, custodian bank or other nominee to notify you of this rights offering. If you wish to exercise or sell your subscription rights, you will need to have your broker, custodian bank or other nominee act for you.

To indicate your decision to exercise your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received by 5:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled August 22, 2008 expiration date of this rights offering. To indicate your decision to sell your subscription rights, you should complete and return to your broker, custodian bank or other nominee the form entitled “Beneficial Owner Election Form” such that it will be received well in advance of 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled August 22, 2008 expiration date of this rights offering. You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials. If you wish to obtain a separate subscription rights certificate, you should contact your broker, custodian bank or other nominee as soon as possible and request that a separate subscription rights certificate be issued to you. You should contact your broker, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in this rights offering. We are not responsible if you do not receive the form from your broker, custodian bank or nominee or if you receive it without sufficient time to respond.

Instructions for Completing Your Subscription Rights Certificate

You should read and follow the instructions accompanying the subscription rights certificates carefully.

You are responsible for the method of delivery of your subscription rights certificate(s) with your subscription price payment to the subscription agent. If you send your subscription rights certificate(s) and subscription price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery to the subscription agent prior to the time this rights offering expires. Because uncertified checks may take five or more business days to clear, you are urged to pay, or arrange for payment, by means of a certified or cashier’s check, money order or wire transfer of funds.

If you hold certificates of our common stock directly and would prefer to have your broker, custodian bank or other nominee act for you, you should contact your bank, custodian bank or other nominee and request it to effect the transactions for you.

Determinations Regarding the Exercise or Sale of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of the exercise of your subscription rights and any such determinations by us will be final and binding. We, in our reasonable discretion, may waive, in any particular instance, any defect or irregularity, or permit, in any particular instance, a defect or irregularity to be corrected within such time as we may determine. We will not be required to make uniform determinations in all cases. We may reject the exercise or sale of any of your subscription rights due to any defect or irregularity. We will not accept any exercise of subscription rights until all irregularities have been waived by us or cured by you within such time as we decide, in our reasonable discretion.

Neither we, the subscription agent, the information agent nor the dealer manager will be under any duty to notify you of any defect or irregularity in connection with your exercise of subscription rights and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of this rights offering or in proper form. We will also not accept the exercise of your subscription rights if we determine that our issuance of shares of our common stock to you could be deemed unlawful under applicable law.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to this rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to purchase, own or control such shares if, at the expiration date of this rights offering, you have not obtained such clearance or approval.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the subscription rights certificate evidencing your subscription rights to the subscription agent at or before the expiration date of this rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

at or prior to 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering, deliver to the subscription agent your subscription price payment in full for each share you subscribed for under your subscription rights in the manner set forth above in “—Method of Payment”;

•

at or prior to 5:00 p.m., New York City time, on August 22, 2008, the scheduled expiration date of this rights offering, have an eligible institution or other eligible guarantor institution that is a member of, or participant in, a signature guarantee program acceptable to the subscription agent deliver to the subscription agent the form entitled “Notice of Guaranteed Delivery,” substantially in the form provided with the “Instructions as to Use of Standard Pacific Corp. Subscription Rights Certificates” distributed with your subscription rights certificates; and

•

within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery, deliver the properly completed subscription rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signature guarantee, to the subscription agent.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions as to Use of Standard Pacific Corp. Subscription Rights Certificates, which will be distributed to you with your subscription rights certificates. Your Notice of Guaranteed Delivery must come from an eligible institution, or other eligible guarantor institution that is a member of, or participant in, a signature guarantee program acceptable to the subscription agent.

Your Notice of Guaranteed Delivery must state:

•	your name;

•	the number of subscription rights represented by your subscription rights certificates;

•	the number of shares of our common stock for which you are subscribing under your subscription rights; and

•

the eligible guarantor institution guarantees that they will, within three business days following the date the subscription agent receives your Notice of Guaranteed Delivery, deliver to the subscription agent subscription rights certificates evidencing the subscription rights you are exercising.

Your Notice of Guaranteed Delivery may be delivered to the subscription agent in the same manner as your subscription rights certificates at the address set forth above under “—Delivery of Subscription Materials and Payment.” Alternatively your Notice of Guaranteed Delivery may be delivered to the subscription agent by facsimile transmission (eligible institutions only) at (201) 680-4626 and confirm facsimile receipt by telephone at (201) 680-4860.

The Altman Group, the information agent for this rights offering, will send you additional copies of the Notice of Guaranteed Delivery if you request them. Please call The Altman Group toll-free at (866) 864-4946 to request any copies of the Notice of Guaranteed Delivery. Banks and brokerage firms should call collect at (201) 806-7300 to request any copies of the Notice of Guaranteed Delivery.

Questions About Exercising or Selling Subscription Rights

If you have any questions or require assistance regarding the method of exercising or selling your subscription rights or requests for additional copies of this prospectus supplement, the Instructions as to Use of Standard Pacific Corp. Subscription Rights Certificates or the Notice of Guaranteed Delivery, please contact The Altman Group, the information agent for this rights offering, toll-free at (866) 864-4946. Banks and brokerage firms can call the information agent collect at (201) 806-7300.

Subscription Agent and Information Agent

We have appointed BNY Mellon to act as subscription agent and The Altman Group as information agent for this rights offering. We will pay all fees and expenses of BNY Mellon and The Altman Group related to their roles in connection with this rights offering and have also agreed to indemnify each of BNY Mellon and The

Altman Group from liabilities that it may incur in connection with this rights offering. However, all commissions, fees and expenses (including brokerage commissions and fees and transfer taxes) incurred in connection with the purchase, sale or exercise of rights will be for the account of the transferor of the rights, and none of such commissions, fees or expenses will be paid by us, the information agent, the subscription agent or the dealer manager.

No Revocation

Once you have exercised your subscription rights, you may not revoke your exercise. Subscription rights not exercised prior to the expiration date of this rights offering will expire and will be void and no longer exercisable.

Procedures for DTC Participants

We expect that the exercise of your subscription rights may be made through the facilities of the Depository Trust Company, or “DTC”. If your subscription rights are held of record through DTC, you may exercise your subscription rights by instructing DTC to transfer your subscription rights from your account to the account of the subscription agent, together with (i) certification as to the aggregate number of subscription rights you are exercising and the number of shares of our common stock you are subscribing for under your subscription rights and (ii) your subscription price payment for each share of our common stock that you are subscribing for pursuant to your subscription rights.

Subscription Price

The subscription price is $3.05 per full share. The subscription price is equal to the equivalent price per share paid by MP CA Homes for the Senior Preferred Stock on an as-converted basis in the First Closing. See “—Reasons for this Rights Offering” above. Each subscription right entitles the holder to purchase 0.68523554 of a share. Fractional shares will not be issued. All rights exercised to purchase shares that include a fractional amount of shares will be rounded down to the nearest whole number of shares.

Foreign and Other Stockholders

We will not mail the rights certificates to stockholders with addresses that are outside the United States or that have an army post office or fleet post office address. The subscription agent will hold these rights certificates for their account. If you have an address outside the U.S. or an army post office or a fleet post office address, to exercise your subscription rights, you must notify the subscription agent before 11:00 a.m., New York City time, on August 19, 2008, three business days prior to the expiration date of this rights offering, and, with respect to holders whose addresses are outside the U.S., must provide evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for you to receive and exercise your subscription rights under applicable law.

Methods for Transferring and Selling Subscription Rights

We have been advised by the NYSE that the subscription rights will be traded on the NYSE under the symbol “SPF RT” beginning on or about August 5, 2008, the second business day following the commencement of this rights offering, until 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the expiration date.

You may sell your subscription rights by contacting your broker or the institution through which you hold your securities. In addition, you may sell your subscription rights through the subscription agent as described below. The subscription agent will facilitate sales, subdivisions or transfers of the rights until 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date. There has been no prior public market for the subscription rights, and we cannot assure you that a trading market for the subscription rights will develop or, if a market develops, that the market will remain available throughout the subscription period. We also cannot assure you of the price at which the subscription rights will trade, if at all. If you do not exercise your subscription rights by 5:00 p.m., New York City time, on the expiration date of this rights offering, your subscription rights will expire and will be void and no longer exercisable. See “—General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights” below.

Transfer of Subscription Rights. You may transfer subscription rights in whole by endorsing the subscription rights certificate for transfer. Please follow the instructions for transfer included in the information sent to you with your subscription rights certificate.

If you wish to transfer only a portion of the subscription rights, you must deliver your properly endorsed subscription rights certificate to the subscription agent before 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled expiration date, as the subscription agent will only facilitate subdivisions or transfers of the physical subscription rights certificates until such date and time. With your subscription rights certificate, you should include instructions to register such portion of the subscription rights evidenced thereby in the name of the transferee (and to issue a new subscription rights certificate to the transferee evidencing such transferred subscription rights). You may only transfer whole subscription rights and not fractions of a subscription right. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not transfer to the transferee. You may also instruct the subscription agent to send the subscription rights certificate to one or more additional transferees. If you wish to sell your remaining subscription rights, you may request that the subscription agent send you certificates representing your remaining subscription rights so that you may sell them through your broker or dealer. If you are a record holder of a subscription rights certificate, you may sell your subscription rights through the subscription agent.

If you wish to transfer all or a portion of your subscription rights, you must provide transfer instructions to the subscription agent by 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the August 22, 2008 expiration date, in order to allow a sufficient amount of time prior to 5:00 p.m., New York City time, on August 22, 2008, the expiration date of this rights offering, for the subscription agent to:

•	receive and process your transfer instructions; and

•

issue and transmit a new subscription rights certificate to your transferee or transferees with respect to transferred subscription rights, and to you with respect to any subscription rights you retained.

If you wish to transfer your subscription rights to any person other than an eligible guarantor institution, the signatures on your subscription rights certificate must be guaranteed by an eligible guarantor institution.

Sales of Subscription Rights Through the Subscription Agent. If you hold a subscription rights certificate and choose not to sell your subscription rights through your broker or dealer, you may choose to sell your subscription rights through the subscription agent. If you wish to have the subscription agent seek to sell your subscription rights, you must deliver your properly executed subscription rights certificate, with appropriate instructions, to the subscription agent by 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date of this rights offering. If you want the subscription agent to seek to sell only a portion of your subscription rights, you must send the subscription agent instructions setting forth what you would like to sell along with your subscription rights certificate by 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the scheduled August 22, 2008 expiration date of this rights offering. The deadline to sell your subscription rights is subject to extension if we extend the expiration date of this rights offering. If there is sufficient time before the expiration of this rights offering, the subscription agent will send you a new subscription rights certificate evidencing the balance of your subscription rights that you did not sell. If the subscription agent cannot sell your rights by 5:00 p.m. New York City time, on August 19, 2008, the subscription agent will hold your subscription rights certificate for pick up by you at the subscription agent’s hand delivery address provided above.

If the subscription agent sells subscription rights for you, it will aggregate and sell concurrently all rights being sold on a particular day and will send you a check for the net proceeds from the sale of any of your subscription rights, less a $0.12 per right commission and any applicable taxes or broker fees, as soon as practicable following the sale. If your subscription rights can be sold, the sale will be deemed to have been made at the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date of sale. We cannot assure you, however, that a market will develop for the purchase and sale of the subscription rights or that the subscription agent will be able to sell your subscription rights.

IF YOU ARE A RECORD HOLDER AND YOU CHOOSE TO SELL YOUR SUBSCRIPTION RIGHTS THROUGH THE SUBSCRIPTION AGENT, YOU MUST DELIVER YOUR ORDER TO SELL YOUR SUBSCRIPTION RIGHTS TO THE SUBSCRIPTION AGENT BY 5:00 P.M., NEW YORK CITY TIME, THREE BUSINESS DAYS BEFORE THE SCHEDULED EXPIRATION DATE. IF LESS THAN ALL SALES ORDERS RECEIVED BY THE SUBSCRIPTION AGENT ON A PARTICULAR DATE ARE FILLED, IT WILL PRORATE THE NET PROCEEDS FROM THE SALE OF RIGHTS THAT WERE ABLE TO BE EXECUTED AMONG YOU AND THE OTHER SUBSCRIPTION RIGHTS HOLDERS THAT ELECTED TO SELL THEIR SUBSCRIPTION RIGHTS ON THAT DATE BASED UPON THE NUMBER OF SUBSCRIPTION RIGHTS THAT EACH HOLDER HAS INSTRUCTED THE SUBSCRIPTION AGENT TO SELL ON SUCH DATE. THE SUBSCRIPTION AGENT IS REQUIRED TO SELL YOUR SUBSCRIPTION RIGHTS ONLY IF IT IS ABLE TO FIND BUYERS.

If you sell your subscription rights through your broker, custodian bank or other nominee, you must deliver your order to sell to your broker, custodian bank or other nominee such that it will be actually received well in advance of 4:00 p.m., New York City time, on August 21, 2008, the last business day prior to the scheduled August 22, 2008 expiration date. You may receive a different amount of proceeds than if you sell the same amount of subscription rights through the subscription agent. If you sell your subscription rights through your broker, custodian bank or other nominee instead of the subscription agent, your sales proceeds will be the actual sales price of your subscription rights less any applicable brokers commission, taxes or other fees, rather than the weighted average net sale price of all subscription rights sold by the subscription agent on the relevant date described above.

General Considerations Regarding the Partial Exercise, Transfer or Sale of Subscription Rights. The amount of time needed by your transferee to exercise or sell its subscription rights depends upon the method by which you, as the transferor, deliver the subscription rights certificates, the method of payment made by your transferee and the number of transactions that you instruct the subscription agent to effect. You should also allow up to ten business days for your transferee to exercise or sell the subscription rights that you transferred to it. Neither we nor the subscription agent will be liable to a transferee or transferor of subscription rights if subscription rights certificates or any other required documents are not received in time for exercise or sale prior to the expiration date of this rights offering.

You will receive a new subscription rights certificate upon a partial exercise, transfer or sale of subscription rights only if the subscription agent receives your properly endorsed subscription rights certificate no later than 5:00 p.m., New York City time, on August 19, 2008, three business days before the scheduled August 22, 2008 expiration date. The subscription agent will not issue a new subscription rights certificate if your subscription rights certificate is received after that time and date. If your instructions and subscription rights certificate are received by the subscription agent after that time and date, you will not receive a new subscription rights certificate and therefore will not be able to sell or exercise your remaining subscription rights.

You are responsible for all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of your subscription rights, except that we will pay certain fees of the dealer manager, subscription agent and information agent associated with this rights offering.

If you do not exercise your subscription rights by 5:00 p.m., New York City time, on August 22, 2008, the expiration date of this rights offering, your subscription rights will expire and will be void and no longer exercisable.

No Recommendation

An investment in shares of our common stock and any sale of subscription rights must be made according to each investor’s evaluation of its own best interests and after considering all of the information in this prospectus supplement and the accompanying prospectus, including (i) the risk factors under the heading “Risk Factors” beginning on page S-27 of this prospectus supplement, including the risks relating to this rights offering and the risks relating to the Company and an investment in our common stock and (ii) all of the other information incorporated by reference in this prospectus supplement and the accompanying prospectus.

Neither we nor the dealer manager, Credit Suisse Securities (USA) LLC, are making any recommendations as to whether or not you should sell, exercise or let lapse your subscription rights.

Shares of Common Stock Outstanding After this Rights Offering

Based on the 72,967,611 shares of our common stock outstanding as of 5:00 p.m., New York City time, on July 28, 2008, the record date of this rights offering, assuming no options or other derivative securities of the Company are exercised or converted prior to the expiration of this rights offering and the full 50,000,000 shares of our common stock is subscribed for by our common stockholders (and not by MP CA Homes pursuant to the standby commitment), approximately 122,967,611 shares of our common stock will be issued and outstanding after the consummation of this rights offering, an increase in the number of outstanding shares of our common stock of approximately 68.5%.

Effects of Rights Offering on Holders of Our 6% Convertible Senior Subordinated Notes due 2012

On May 30, 2008, the Company provided notice to holders of the 6% convertible senior subordinated notes due 2012 that the Company intended to distribute to its common stockholders subscription rights entitling them to purchase approximately 50 million shares of its common stock at a price of $3.05 per share. From and after the date of the notice, the holders of such convertible notes are entitled to surrender the convertible notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date for the rights offering or the Company’s announcement that the rights offering will not take place.

The conversion rate applicable to the convertible notes is required to be adjusted when we distribute to all or substantially all holders of our common stock rights to acquire our capital stock and the holders of the convertible notes do not participate in such distribution. As a result of this adjustment, the conversion rate was adjusted on July 24, 2008, the ex-dividend date for this rights offering, from 114.2857 shares of common stock per $1,000 principal amount of the convertible notes to 119.5312 shares of common stock per $1,000 principal amount of convertible notes. On July 31, 2008, we provided notice to holders of the convertible notes of such adjustment.

Standby Commitment

Subject to the conditions described below, the Investment Agreement obligates us to sell, and requires MP CA Homes as the standby purchaser to purchase from us, preferred stock equivalent to the number of shares of common stock underlying the subscription rights that are not purchased by our common stockholders in this rights offering. The price per full share paid by MP CA Homes for such preferred stock will be equivalent to the subscription price paid by our common stockholders in this rights offering. The obligation of MP CA Homes to fulfill the standby commitment is subject to the following conditions:

•	the rights offering period shall have expired;

•

the consummation of the transactions contemplated by the Investment Agreement shall not have been enjoined or prohibited by applicable law and no proceeding by any governmental authority challenging such transactions in any material respect shall have been initiated or threatened (or initiated by any other person before any court of competent jurisdiction that has a reasonable likelihood of success to enjoin or prohibit the consummation of the transactions contemplated by the Investment Agreement, including the exercise of any material rights of MP CA Homes contemplated by the Investment Agreement);

•

certain representations and warranties of the Company contained in the Investment Agreement, in the aggregate, shall be true and correct in all respects both when made and as of the closing date of the purchase by MP CA Homes under the standby commitment;

•

the Company shall have performed and complied in all material respects with all agreements and conditions required by the Investment Agreement to be performed or complied with by it prior to or on the First Closing;

•

the Company shall have delivered to MP CA Homes a certificate, dated as of the closing date of the purchase by MP CA Homes under the standby commitment and signed by its duly authorized executive officer, to the effect that the conditions in the two immediately preceding bullet points have been satisfied;

•

the closing of the purchase by MP CA Homes under the standby commitment shall have been consummated by March 31, 2009, provided, that this shall not be a condition to the obligations of MP CA Homes if the failure to consummate such closing is due to the failure of MP CA Homes to perform or comply with any of the agreements, covenants or conditions of the Investment Agreement to be performed or complied with by it prior to such closing; and

•

as of the closing date of the purchase by MP CA Homes under the standby commitment, the Company shall have delivered to MP CA Homes a notice containing the number of preferred shares MP CA Homes is required to purchase under the standby commitment and the related stock certificates.

MP CA Homes has agreed not to effect any sale or distribution of shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock during the 15-day period prior to, and during the 30-day period beginning on, the date hereof, provided that MP CA Homes is timely notified of such date in writing by the Company.

Effects of Rights Offering on Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of July 28, 2008 (except as noted otherwise) regarding ownership of each class of the Company’s equity securities by:

•

each director of the Company and each named executive officer of the Company named in the Summary Compensation Table set forth in the Company’s definitive proxy statement filed on July 16, 2008 in connection with the Proposals;

•	all directors and executive officers of the Company as a group; and

•	each person known by the Company to be the beneficial owner of more than 5% of the Company’s equity securities.

The table sets forth the potential effects of this rights offering on such beneficial ownership, assuming (1) all common stockholders exercise the subscription rights and (2) MP CA Homes purchases the maximum amount pursuant to the standby commitment under the Investment Agreement. If the Proposals are approved at the Special Meeting scheduled to be held on August 18, 2008, the outstanding shares of Senior Preferred Stock will automatically convert into shares of Series B Preferred Stock and the shares of Series B Preferred Stock will be convertible into 125 million shares of the Company’s common stock.

This table is based on information supplied to the Company by the executive officers, directors and certain stockholders and on Schedule 13Gs filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. Unless otherwise noted, and subject to applicable community property laws, each individual has sole voting and investment power with respect to the shares indicated. Equity securities subject to options currently exercisable or exercisable within 60 days after July 28, 2008, are deemed outstanding for computing the share amount and the percentage ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Common Stock		Senior Preferred Stock			Percent of Common Stock if All Common Stockholders Fully Exercise Subscription Rights(10)	Percent of Common Stock if MP CA Homes Purchases the Maximum Amount Pursuant to the Standby Commitment(10)
	Shares(1)	Percent of Class**	Shares		Percent of Class
Directors and Executive Officers
Jeffrey V. Peterson	58,000	*	0		—	*	*
Andrew H. Parnes	339,873	*	0		—	*	*
Scott D. Stowell	265,301	*	0		—	*	*
Clay A. Halvorsen	139,713	*	0		—	*	*
Ken Campbell(11)	(3)	(3)	653,920	(3)	100%	(3)	(3)
Bruce A. Choate	22,540	*	0		—	*	*
Dr. James L. Doti	38,440	*	0		—	*	*
Ronald R. Foell	389,788	*	0		—	*	*
Douglas C. Jacobs	69,040	*	0		—	*	*
David J. Matlin(12)	(3)	(3)	653,920	(3)	100%	(3)	(3)
Larry D. McNabb	60,063	*	0		—	*	*
J. Wayne Merck	22,540	*	0		—	*	*
F. Patt Schiewitz	22,540	*	0		—	*	*
Directors and Executive Officers as a Group (16 persons)	1,689,190	2.31	653,920	(3)	100%	1.37	2.31
Directors and Executive Officers as a Group (16 persons) assuming the approvals of the Proposals(2)	2,474,190	3.39	0		—	2.01	3.39
Former Executive Officers
Stephen J. Scarborough	2,365,314 (9)	3.24	0		—	1.92	3.24
Douglas C. Krah	79,443	*	0		—	*	*
5% Beneficial Owners
MP CA Homes LLC(3)	(3)	(3)	653,920	(3)	100%	(3)	(3)
FMR LLC(4)	9,398,368	12.88	0		—	7.64	12.88
State Street Bank & Trust Co.(5)	6,426,974	8.81	0		—	5.23	8.81
Barclays Global Investors, NA(6)	7,925,897	10.86	0		—	6.45	10.86
Citadel Investment Group, L.L.C.(7)	5,296,854	7.26	0		—	4.31	7.26
Capital Group International, Inc.(8)	4,971,860	6.81	0		—	4.04	6.81

*	Less than one percent.

**	Applicable percentage of ownership is based on 72,967,611 shares of the Company’s common stock outstanding as of July 28, 2008. To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)	The total number of shares listed in the “Shares” column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director that are exercisable within 60 days after July 29, 2008: Mr. Peterson, 36,000; Mr. Parnes, 221,998; Mr. Stowell, 142,600; Mr. Halvorsen, 76,136; Mr. Choate, 0; Dr. Doti, 0; Mr. Foell, 34,000; Mr. Jacobs, 34,000; Mr. McNabb, 30,000; Mr. Merck, 0; Mr. Schiewitz, 0; and all directors and executive officers as a group 697,200. As of July 29, 2008, all of these options were underwater.

(2)	If the Proposals are approved, the following number of shares of common stock subject to options held by the named executive officers will become exercisable: Mr. Parnes 165,000, Mr. Stowell 250,000, Mr. Halvorsen 100,000, and all directors and executive officers as a group 785,000. As of July 29, 2008, all of these options were underwater.

(3)	MP CA Homes beneficially owns 653,920 shares of Senior Preferred Stock of the Company with respect to which it has sole dispositive power. The address of MP CA Homes is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. MP CA Homes beneficially owns, and is the record holder of, 653,920 shares of Senior Preferred Stock, comprised of 381,250 shares of Senior Preferred Stock and the Warrant to acquire 272,670 shares of Senior Preferred Stock. The Senior Preferred Stock represents 19.99% of the total voting power of the Company’s voting stock and votes on an as-converted basis with the common stock but is not convertible into common stock. Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Senior Preferred Stock will receive for each share of Senior Preferred Stock, payment of a liquidating distribution in the amount of the greater of: (i) the then-current liquidation preference plus any accrued dividends, and (ii) the amount payable if the Senior Preferred Stock had been converted into Series B Preferred Stock and then converted into common stock immediately prior to the liquidating distribution. For such purposes, the as-converted number for the Senior Preferred Stock would be 214,400,000 shares of common stock, or 74.6% of the outstanding common stock. Upon stockholder approval of the Proposals, the Senior Preferred Stock will automatically convert into Series B Preferred Stock, which is convertible into common stock. The Series B Preferred Stock will vote with the common stock on an as-converted basis provided that the votes attributable to such shares of Series B Preferred Stock with respect to any holder of Series B Preferred Stock cannot exceed 49.0% of the total voting power of the Company’s voting stock. The Series B Preferred Stock is initially convertible into 214,400,000 shares of common stock; however, MP CA Homes is not entitled to convert the Series B Preferred Stock into common stock unless after such conversion it would hold no more than 49.0% of the voting power of the Company’s voting stock.

Although no holder of Series B Preferred Stock may have more than 49.0% of the voting power, assuming that MP CA Homes purchases the maximum amount of shares pursuant to the standby commitment under the Investment Agreement, MP CA Homes would then beneficially own an aggregate of 806,420 shares of Senior Preferred Stock, or Series B Preferred Stock, if the stockholders approve the Proposals at the Special Meeting (which would ultimately be convertible into 264,400,000 shares of common stock or 78.0% of the voting power, assuming no additional equity issuances).

(4)	FMR LLC, an affiliate of Fidelity Management and Research Company, beneficially owns 9,398,368 shares of common stock of the Company with respect to which it has sole dispositive power. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. This information is based on a Schedule 13G/A filed by FMR Corp. with the Securities and Exchange Commission on February 14, 2008.

(5)	State Street Bank & Trust Co. beneficially owns 6,426,974 shares of common stock of the Company over which it has shared dispositive power and sole voting power. The address of State Street Bank & Trust Co. is State Street Financial Center, One Lincoln Street, Boston, MA 02111. This information is based on a Schedule 13G filed by State Street Bank and Trust Co. with the Securities and Exchange Commission on February 12, 2008.

(6)	Barclays Global Investors, NA beneficially owns 7,925,897 shares of common stock of the Company, 7,065,678 shares of which it has sole dispositive power and voting power. The address of Barclays Global Investors NA is 45 Fremont Street, San Francisco, California 94105. This information is based on a Schedule 13G/A filed by Barclays Global Investors, NA with the Securities and Exchange Commission on May 8, 2008.

(7)

Citadel Investment Group, L.L.C. beneficially owns 5,296,854 shares of common stock of the Company with respect to which it has shared voting and dispositive power. The address of Citadel Investment Group, L.L.C. is 131 S. Dearborn Street, 32nd floor, Chicago, Illinois 60603. This information is based on a Schedule 13G/A filed by Citadel Investment Group, L.L.C. on February 13, 2008.

(8)	Capital Group International, Inc. beneficially owns 4,971,860 shares of common stock of the Company over which it has sole dispositive power and 2,254,000 shares over which it has sole voting power. The address of Capital Group International, Inc. is 11100 Santa Monica Blvd., Los Angeles, California 90025. This information is based on a Schedule 13G filed by Capital Group International, Inc. with the Securities and Exchange Commission on February 12, 2008.

(9)	The shares listed for Mr. Scarborough are an estimate based on the 1,215,782 shares of common stock owned by Mr. Scarborough as of March 20, 2008, the date of his retirement from the Company and the 1,149,532 shares subject to options held by Mr. Scarborough and exercisable as of June 17, 2008.

(10)	Assumes the Proposals are approved and the percentage is on an as-converted basis.

(11)	Although Mr. Campbell does not have voting or investment control over shares held by MP CA Homes, he may be deemed to have an indirect pecuniary interest in such shares through his indirect interest in a limited partner which holds an investment interest and carried interest in MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (together, “the Funds”). His exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in us. Mr. Campbell disclaims beneficial ownership of any of the reported securities except to the extent of his pecuniary interest therein.

(12)	David J. Matlin is an employee of MatlinPatterson Global Advisers LLC and a holder of 50 percent of the membership interests in MatlinPatterson LLC. David J. Matlin may be deemed to have shared voting and investment control (together with Mark R. Patterson) over the shares held by MP CA Homes. He also has an indirect pecuniary interest in MatlinPatterson Global Opportunities Partners III L.P. and MatlinPatterson Global Opportunities Partners (Cayman) III L.P. (together, “the Funds”). His exact pecuniary interest therein is not readily determinable because it is subject to several variables, including without limitation, the internal rates of return of the Funds overall and with respect to their indirect investment in us. Mr. Matlin disclaims beneficial ownership of any of the reported securities except to the extent of his pecuniary interest therein.

Other Matters

We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders that are residents of those states or other jurisdictions or that are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of this rights offering in those states or other jurisdictions, or change the terms of this rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. We may decline to make modifications to the terms of this rights offering requested by those states or other jurisdictions, in which case, if you are a resident in one of those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights you will not be eligible to participate in this rights offering.

TRANSACTION WITH MATLINPATTERSON

On May 26, 2008, the Company entered into the Investment Agreement with MP CA Homes. On June 27, 2008, the Company and MP CA Homes consummated the following transactions pursuant to the Investment Agreement:

•

the Company issued 381,250 shares of Senior Preferred Stock to MP CA Homes for $381,250,000 in cash. If the Proposals are approved, the shares of Senior Preferred Stock will automatically convert into shares of Series B Preferred Stock and the shares of Series B Preferred Stock will be ultimately convertible into 125.0 million shares of the Company’s common stock; and

•

MP CA Homes exchanged notes of the Company with an aggregate principal amount of $128,496,000 for the Warrant to purchase 272,670 shares of Senior Preferred Stock at a common stock equivalent exercise price of $4.10 per share. If the Proposals are approved, the Warrant will be exercisable for Series B Preferred Stock and the shares of Series B Preferred Stock issuable upon exercise of the Warrant (assuming MP CA Homes does not make a cashless exercise) will be ultimately convertible into 89.4 million shares of the Company’s common stock.

Pursuant to the Investment Agreement, following the First Closing, the Company agreed to as soon as reasonably practicable commence this rights offering pursuant to which each holder of the Company’s common stock on the record date would be offered the right to purchase up to such holder’s pro rata share of approximately 50 million shares of our common stock at a per share price of $3.05 (the equivalent price per share paid by MP CA Homes for the Senior Preferred Stock on an as-converted basis). Subject to certain conditions, the Investment Agreement obligates the Company to sell, and requires MP CA Homes as the standby purchaser to purchase from the Company (in the form of preferred stock), any common stock not fully subscribed after the expiration date of this rights offering. The purchase by MP CA Homes of any shares pursuant to the standby commitment will be consummated in a separate closing following this rights offering.

In conjunction with the First Closing, the Company entered into the following agreements or amendments to existing agreements:

•

Amendment to the Investment Agreement. The Company and MP CA Homes entered into an amendment to the Investment Agreement, which, among other matters, (i) eliminated the proposed payment to MP CA Homes of 6,100 shares of Senior Preferred Stock as a commitment fee in connection with this rights offering (although MP CA Homes remains obligated to purchase (in the form of preferred stock) shares not purchased by the Company’s stockholders in this rights offering), (ii) provided for the payment of an advisory fee of $6.1 million to MatlinPatterson Global Advisers LLC at the First Closing and (iii) updated certain exhibits to the Investment Agreement.

•

Stockholders Agreement. Pursuant to the Investment Agreement, the Company and MP CA Homes entered into the Stockholders Agreement pursuant to which (i) if the Proposals are approved, MP CA Homes will have the ability, subject to certain limitations, to designate such number of directors to serve on our board of directors as would be proportionate to the total voting power of the Company beneficially owned by MP CA Homes, subject to a maximum number of directors equal to one less than a majority of directors then serving on our board of directors, (ii) the Company has agreed to renounce certain corporate and investment opportunities that come to the attention of MP CA Homes, its director designees and their affiliates, (iii) certain proposed transactions with MP CA Homes will be required to be pre-approved by a majority of the non-management independent directors of the Company’s board of directors, (iv) the Company has agreed not to amend its certificate of incorporation or bylaws in any manner inconsistent with the Stockholders Agreement or to make certain amendments to the Company’s stockholder rights plan, (v) MP CA Homes has agreed to certain standstill provisions and restrictions on its and its affiliates’ ability to transfer the securities acquired in the transactions with the Company, and (vi) MP CA Homes is entitled to customary demand and piggyback registration rights.

•

Rights Agreement Amendment. The Company amended its amended and restated rights agreement, dated as of July 24, 2003, between the Company and Mellon Investor Services LLC to revise the definition of “Exempt Person” to include MP CA Homes and its affiliates for so long as the independent members of the Board of Directors do not determine the Stockholders’ Agreement is no longer in full force and effect or MP CA Homes is in material breach, and they should no longer be deemed an Exempt Person.

•

Credit Agreement Amendment. The Company and the lenders under the Company’s bank credit facilities (the “Credit Facilities”) entered into a Fifth Amendment to Revolving Credit Agreement and Fourth Amendment to Term Loan A Credit Agreement, dated June 27, 2008 (the “Credit Agreement Amendment”) pursuant to which, among other things, the Company (i) reduced the total commitment under the revolver portion of the Credit Facilities, (ii) paid down the revolver balance and the term loan A balance, (iii) reduced the letter of credit commitment under the revolver, (iv) agreed to make quarterly principal amortization payments under term loan A, and corresponding permanent commitment reductions under the revolver, and (v) agreed to secure certain future revolver borrowings and letters of credit with certain specified types of collateral based on specified loan-to-value ratios. In addition, financial covenants contained in the Credit Facilities were modified to eliminate covenants relating to consolidated tangible net worth, leverage, unsold land and minimum interest coverage and the borrowing base covenant and limitations on joint venture investments were eliminated. The amended Credit Facilities contain a new liquidity test requiring the Company to maintain either a minimum ratio of cash flow from operations to consolidated home building interest incurred or a minimum interest reserve and also prohibit, subject to various exceptions, the repurchase of capital stock, payment of dividends and the incurrence and early repayment of debt. The financial covenants and certain other provisions of the Company’s $225 million term loan B were automatically amended to match those of the revolver and term loan A as of the effective time of the Credit Agreement Amendment. Certain waivers previously granted under the Credit Facilities were also permanently extended.

SPECIAL MEETING OF STOCKHOLDERS

On August 18, 2008, the Company is scheduled to hold the Special Meeting in connection with the approval of:

•

the conversion of the Company’s outstanding Senior Preferred Stock issued to MP CA Homes at the First Closing into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon conversion of the Series B Preferred Stock, as required by the NYSE Listed Company Manual;

•	the Company’s Amended and Restated Certificate of Incorporation which would, among other things:

•

increase the total number of shares of capital stock that the Company is authorized to issue from 210,000,000 to 610,000,000 by increasing the total number of authorized shares of common stock from 200,000,000 shares to 600,000,000;

•	provide for declassification of the Company’s board of directors;

•

renounce, pursuant to Section 122(17) of the Delaware General Corporation Law, any interest or expectancy, that the Company may have in certain business opportunities presented to directors and stockholders affiliated with MP CA Homes;

•	remove certain supermajority voting requirements; and

•	remove the prohibition on the ability of our stockholders to act by written consent for so long as MP CA Homes and its affiliates hold at least 40% of our voting securities; and

•

an amendment of the 2008 Plan to (1) increase the number of shares of common stock authorized under the 2008 Plan by 19,023,543 shares, and (2) commensurately increase certain grant limits set forth therein.

The failure of our stockholders to approve both the (i) conversion of the Company’s outstanding Senior Preferred Stock issued to MP CA Homes at the First Closing into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon conversion of the Series B Preferred Stock, and (ii) the Company’s Amended and Restated Certificate of Incorporation will have the following consequences:

•

Dividends. The Senior Preferred Stock issued pursuant to the Investment Agreement will remain outstanding and receive a quarterly dividend, commencing on September 15, 2008, at an initial rate of 17% per annum of the liquidation preference, increasing by 0.5% every six months thereafter up to a maximum of 20% per annum, payable until such time as stockholder approval is obtained. As of the First Closing, the aggregate liquidation preference of the outstanding Senior Preferred Stock was $381,250,000. The declaration and payment of special dividends will solely result in accretion of the amount of the accrued dividends to the liquidation preference and will not require the Company to make any payments in cash or any other form solely as a result of such declaration and payment, however, the accretion in the liquidation preference will increase the number of shares of Series B Preferred Stock issuable upon conversion of the Senior Preferred Stock if the Proposals are subsequently approved and a commensurate increase in the number of shares of common stock issuable upon conversion of the Series B Preferred Stock. If the Proposals are not approved, the increase in liquidation preference potentially increases the amount payable by the Company in the event of the liquidation, winding up or dissolution of the Company, including upon a fundamental change.

•

Subsequent Stockholders’ Meetings. Our board of directors will be required to cause additional stockholders’ meetings to be held every six months commencing September 15, 2008, seeking stockholder approval of the Proposals.

•	Restriction on Payment of Dividends and Share Repurchases. We will be prohibited from redeeming, purchasing or acquiring any shares of common stock or other junior securities, subject to limited exceptions. In addition, we will be restricted from paying dividends on any shares of our common stock or other junior securities if the full quarterly dividends on the Senior Preferred Stock have not been paid in the applicable dividend period.

•

Liquidation Preference. The Senior Preferred Stock will retain a right, upon our liquidation, dissolution or winding up, to receive the greater of: (1) the then-current liquidation preference plus any accrued dividends, and (2) the amount payable if the Senior Preferred Stock had been converted into Series B Preferred Stock and then converted into common stock immediately prior to the liquidating distribution (with no payments being made to holders of our common stock upon liquidation, dissolution or winding up unless the full liquidation preference on the Senior Preferred Stock is paid). In addition, a fundamental change (as defined in the certificate of designations for the Senior Preferred Stock) will constitute a liquidation, dissolution or winding up of the Company, unless waived by the holders of a majority of the Senior Preferred Stock.

•

Warrant. The Warrant will remain exercisable for Senior Preferred Stock. In addition, under the terms of the Warrant, upon the occurrence of a fundamental change (as defined in the Warrant), the holder of the Warrant can require the Company to purchase the Warrant at the higher of the fair market value of the Warrant and the option value of the Warrant calculated using a Black-Scholes methodology. If the stockholders approve the Proposals, this provision terminates on the earlier of the second anniversary of the closing of this rights offering and March 15, 2011.

Stockholder approval of both the (i) conversion of the Company’s outstanding Senior Preferred Stock issued to MP CA Homes at the First Closing into Series B Preferred Stock, the issuance of Series B Preferred Stock upon the exercise of the Warrant and the issuance of common stock upon conversion of the Series B Preferred Stock, and (ii) the Company’s Amended and Restated Certificate of Incorporation will have the following consequences, which may alter the existing rights of our stockholders:

•

Concentration of Ownership; Dilution of Voting Power. Our stockholders (other than MP CA Homes) currently own 80.01% of the voting power of the Company and MP CA Homes (through the Senior Preferred Stock) holds 19.99%. Upon the approval of the conversion of the Senior Preferred Stock to Series B Preferred Stock, our stockholders (other than MP CA Homes) will own 51.0% of the voting power of the Company and MP CA Homes will own 49.0%. Although no holder of Series B Preferred Stock may have more than 49.0% of the voting power, if MP CA Homes purchases the maximum amount of shares in this rights offering pursuant to the standby commitment, upon conversion of all the Series B Preferred Stock issuable upon conversion of the outstanding shares of Senior Preferred Stock and exercise in full of the Warrant (assuming no cashless exercise), such shares may ultimately have up to 78.0% of the voting power (assuming stockholder approval of the Proposals at the Special Meeting and no additional equity issuances). As a result, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock (on an as-converted basis) if the Proposals are approved.

•

Board Representation. MP CA Homes will hold securities initially representing 49.0% of the voting power of the Company and will have the ability, so long as MP CA Homes continues to hold at least 10% of our voting power, to designate such number of directors to serve on our board of directors as would be proportionate to the total voting power of the Company beneficially owned by MP CA Homes, subject to a maximum number of directors equal to one less than a majority of directors then serving on our board of directors, which will use reasonable best efforts to have an authorized number of directors that is an odd number.

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Rights of Series B Preferred Stock; Investor Voting Limitation; Automatic Conversion. The rights and privileges associated with the Series B Preferred Stock issued upon conversion of the Senior Preferred Stock will be substantially identical to the rights and privileges associated with the common stock held by our existing stockholders, including voting rights, but the total voting power of any shares beneficially held by any holder will be reduced so that no holder ever holds voting power in excess of 49.0% of the total voting power of the common stock. The Series B Preferred Stock will automatically convert into shares of common stock upon the sale or other transfer of the Series B Preferred Stock by MP CA Homes or its affiliates.

•

Elimination of Dividend and Liquidation Rights of Holders of Preferred Stock. All shares of the Senior Preferred Stock will be converted into shares of Series B Preferred Stock. As a result, approval of the conversion of the Senior Preferred Stock will result in the elimination of the dividend rights and liquidation preference existing in favor of the Senior Preferred Stock.

•

Elimination on Restriction on Share Repurchases. All shares of the Senior Preferred Stock will be converted into shares of Series B Preferred Stock. As a result, the restriction on our ability to redeem or repurchase any shares of our common stock or other junior securities will be eliminated.

•

Acceleration of Outstanding Equity Awards. The conversion of the Senior Preferred Stock to Series B Preferred Stock will constitute a change of control for purposes of the Company’s various stock incentive plans. As a result all outstanding awards issued to our employees and directors under such plans will vest upon the conversion of the Senior Preferred Stock to Series B Preferred Stock pursuant to the plans.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion sets forth the material U.S. federal income tax consequences of this rights offering to a holder of our common stock that holds such stock as a capital asset for U.S. federal income tax purposes. This discussion is based upon existing U.S. federal income tax law, which is subject to differing interpretations or change (possibly with retroactive effect). This discussion applies only to you if you are a holder that is a U.S. person (as defined under the Internal Revenue Code) and does not address all aspects of U.S. federal income taxation that may be important to you in light of your individual investment circumstances or to you if you are a holder who may be subject to special tax rules, including, without limitation, a holder of preferred stock or warrants, a holder who is a dealer in securities or foreign currency, a foreign person, an insurance company, a tax-exempt organization, a bank, a financial institution, a broker-dealer, a holder that holds our common stock as part of a hedge, straddle, conversion, constructive sale or other integrated security transaction, or that acquired our common stock pursuant to the exercise of compensatory stock options or otherwise as compensation, all of which may be subject to tax rules that differ significantly from those summarized below.

We have not sought, and will not seek, a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of this rights offering or the related share issuance. The following discussion does not address the tax consequences of this rights offering or the related share issuance under foreign, state, or local tax laws. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequences of this rights offering or the related share issuance to you.

The tax consequences of the rights offering will depend on whether the rights offering is part of a “disproportionate distribution” within the meaning of Section 305 of the Internal Revenue Code. The Company believes and intends to take the position, and the following discussion assumes, that the rights offering is not part of a disproportionate distribution (discussed below).

For U.S. federal income tax purposes, neither the receipt nor the exercise of the subscription rights should result in taxable income or loss to you. Moreover, you should not realize a loss if you do not exercise the subscription rights. The holding period for a share acquired upon exercise of a subscription right will begin with the date of exercise. The basis for determining gain or loss upon the sale of a share acquired upon the exercise of a subscription right will generally be equal to the sum of:

•	the subscription price per share;

•	any servicing fee charged to you by your broker, bank or trust company; and

•	the basis, if any, in the subscription right that you exercised.

A gain or loss recognized upon a sale of a share acquired upon the exercise of a subscription right will be a capital gain or loss assuming the share is held as a capital asset at the time of sale. Such capital gain or loss will be long-term capital gain or loss if your holding period for the share exceeds one year at the time of sale.

As noted above, your basis in a share issued upon exercise of the subscription rights offered hereby includes your basis in the subscription rights underlying that share. If the aggregate fair market value of the subscription rights at the time they are distributed is less than 15% of the aggregate fair market value of our common stock at such time, the basis of the subscription rights issued to you will be zero unless you elect, in a statement attached to your U.S. federal income tax return for the year in which the subscription rights are distributed, to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this rights offering. However, if the aggregate fair market value of the subscription rights at the time they are distributed is 15% or more of the aggregate fair market value of our common stock at such time, or if you elect to allocate a portion of your basis of previously owned common stock to the subscription rights issued to you in this rights offering, then your basis in previously owned common stock will be allocated between such common stock and the subscription rights based upon the relative fair market value of such common stock and the subscription rights as of the date of the distribution of the subscription rights. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including the trading price of the subscription rights.

If an allocation of basis is made to the subscription rights and the subscription rights are later exercised, the basis in the common stock you originally owned will be reduced by an amount equal to the basis allocated to the subscription rights. If the subscription rights expire without exercise, you should realize no loss and no portion of your basis in your common stock should be allocated to the unexercised subscription rights.

If you sell, exchange or otherwise dispose of subscription rights received in this rights offering prior to the expiration date, you will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received, and (ii) your tax basis (if any) in the subscription rights disposed of. Any such capital gain or loss will be long-term capital gain or loss if your holding period for the subscription rights exceeds one year at the time of disposition. Your holding period for the subscription rights received in this rights offering will include your holding period for the common stock with respect to which the subscription rights were received.

If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights were received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (i) the allocation of tax basis between our common stock previously sold and the subscription rights, (ii) the impact of such allocation on the amount and timing of gain or loss recognized with respect to our common stock previously sold, and (iii) the impact of such allocation on the tax basis of our common stock acquired through exercise of the subscription rights. If you exercise the subscription rights received in this rights offering after disposing of the shares of our common stock with respect to which the subscription rights were received, you should consult your tax advisor.

The discussion above relating to the U.S. federal income tax consequences of this rights offering assumes that the rights offering is not part of a “disproportionate distribution” within the meaning of Section 305 of the Internal Revenue Code. A disproportionate distribution is a distribution or series of distributions, including deemed distributions, that has the effect of the receipt of cash or other property by some stockholders or holders of debt instruments convertible into stock (including interest payments to the holders of the debt) and an increase in the proportionate interest of other stockholders in a company’s assets or earnings and profits. The Company has not distributed any cash or other property with respect to any other class of the Company’s stock and currently does not expect to make any such distribution. In addition, although the Company has notes outstanding that are convertible into common stock and on which it has paid interest, under applicable Treasury regulations the receipt of subscription rights will not be part of a disproportionate distribution if a “full adjustment” is made in the conversion price of the notes to reflect the rights offering. The indenture pursuant to which the convertible notes were issued requires an adjustment to the conversion price of the notes as a result of the rights offering, and we intend to make this adjustment. The Treasury regulations do not directly address the adjustment mechanism contained in the indenture pursuant to which the convertible notes were issued. Thus, it is uncertain whether the adjustment to the conversion price required by the indenture qualifies as a “full adjustment”. In addition, although the Company does not currently plan to make a distribution with respect to any other class of stock, there can be no assurance that such distribution will not be made. It is also unclear whether the fact that we also have outstanding options and warrants could cause the receipt of the subscription rights to be part of a “disproportionate distribution”. If, contrary to our expectations, the Company makes a distribution of cash or property with respect to a class of stock other than its common stock, if the adjustment to the conversion price of the notes is not treated as a “full adjustment”, or if the existence of our outstanding options and warrants causes the receipt of the rights to be part of a disproportionate distribution, the Internal Revenue Service may take the position that a recipient of the rights has received a distribution equal to the fair market value of the rights as of the date of the distribution. Any such distribution would be treated as dividend income to the extent of the Company’s current and accumulated earnings and profits, with any excess being treated as a return of capital to the extent thereof and then as capital gain. The recipient’s tax basis in such rights would be equal to the fair market value of the rights as of the date of the distribution.

If the receipt of the subscription rights is treated as a “disproportionate distribution” and thus is taxable as described in this paragraph and subscriptions rights expire without exercise, the recipient of the subscription rights will recognize a short term capital loss equal to the tax basis of such rights (which will be subject to limitations relating to the deductibility of capital losses). If, on the other hand, the subscription rights are exercised, the recipient will not recognize any gain or loss on the exercise of the subscription rights, the tax basis of the shares acquired upon the exercise of the rights will be equal to the subscription price paid for the shares and the tax basis of the subscription rights, and the holding period for the shares acquired upon the exercise of the rights will begin on the date the rights are exercised.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not historical facts may include forward-looking statements, and the words “anticipate,” “attempt,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” project,” “seek,” “will” and similar terms and phrases may identify forward-looking statements. In addition, other statements we may make from time to time, such as press releases, oral statements made by Company officials and other reports we file with the SEC, may also contain such forward-looking statements. These statements, which represent our expectations or beliefs regarding future events, may include, but are not limited to, statements regarding:

•	our prompt commencement of this rights offering, and the Company’s ability to consummate the sale of approximately 50,000,000 shares;

•	the purchase of the preferred shares by MP CA Homes pursuant to the standby commitment;

•	the trading, transferability and sale of subscription rights in this rights offering;

•	the effect of this rights offering on stockholders who do not fully exercise their subscription rights;

•	the cancellation, extension, amendment or termination of this rights offering;

•	the effect of this rights offering on certain beneficial owners and management, equity awards under our stock plans and our 6% convertible notes due 2012;

•	our expectation with respect to the use of proceeds from this rights offering;

•	the U.S. federal income tax consequences of this rights offering;

•	the sale of subscription rights by Credit Suisse (USA) LLC or one of its affiliates;

•	the potential for additional impairments and further land deposit and capitalized preacquisition cost write-offs;

•	the potential for exiting additional joint ventures;

•	the impact of a favorable outcome to any request for a private letter ruling from the Internal Revenue Service with respect to potential Section 382 limitations;

•	our ability to utilize tax benefits of our deferred tax assets, and impact of our valuation allowance on our effective tax rate;

•	sales orders, our backlog of homes and the estimated sales value of our backlog;

•	our ability to weather the downturn and compete as market conditions improve;

•	our expectations as to the appointment of investor nominees to our board of directors; and

•	our ability to comply with the covenant contained in the Investment Agreement requiring us to convene a stockholders meeting every six months until the Proposals are approved.

Forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, including those described in this prospectus supplement,—many of which are out of our control and difficult to forecast—that may cause actual results to differ materially from those that may be described or implied in the forward-looking statements. Such factors include, but are not limited to, the following:

•	difficulties, delays or unanticipated costs in, or our inability, in whole or in part, to timely fulfill our objective of issuing equity by consummating this rights offering;

•

local and general economic and market conditions, including consumer confidence, employment rates, interest rates, housing affordability, the cost and availability of mortgage financing, and stock market, home and land valuations;

•	the supply and pricing of homes available for sale in the new and resale markets;

•	the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict;

•	the cost and availability of suitable undeveloped land, building materials and labor;

•	the cost and availability of construction financing and corporate debt and equity capital;

•

our significant amount of debt and the impact of restrictive covenants in our credit agreements, public notes, private term loans and mortgage credit facilities and our ability to comply with these covenants;

•	the potential adverse market and lender reaction to our financial condition;

•	a negative change in our credit rating or outlook;

•	the demand for single-family homes;

•	the cancellations of purchase contracts by homebuyers;

•	the cyclical and competitive nature of our business;

•	governmental regulation, including the impact of “slow growth,” “no growth,” or similar initiatives;

•	delays in the land entitlement and other approval processes, development, construction, or the opening of new home communities;

•	adverse weather conditions and natural disasters;

•	environmental matters;

•	the risks relating to our mortgage financing operations, including hedging activities;

•	future business decisions and our ability to successfully implement our operational, growth and other strategies;

•

the risks relating to our unconsolidated joint ventures, including restricted payment, entitlement, development, contribution, completion, financing (including remargining), investment, partner dispute and consolidation risk;

•	the risks relating to acquisitions; and

•	litigation and warranty claims.

All of our forward-looking statements should be considered in light of these factors.

Except as required by law, we assume no, and hereby disclaim any, obligation to update any of the foregoing or any other forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this prospectus supplement. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

PLAN OF DISTRIBUTION

The common stock offered pursuant to this rights offering is being offered by us directly to all holders of our common stock. We intend to distribute subscription rights certificates, copies of this prospectus supplement and the accompanying prospectus, and certain other relevant documents to those persons that were holders of our common stock at 5:00, p.m., New York City time, on July 28, 2008, the record date for this rights offering. In the event that this rights offering is not fully subscribed by the holders of our common stock, MP CA Homes will purchase any unsubscribed shares in the form of preferred stock under a standby commitment.

We have retained Credit Suisse Securities (USA) LLC to act as dealer manager in connection with this rights offering. The dealer manager will provide financial advisory services in connection with this rights offering and facilitate meetings with holders of our common stock. The dealer manager will not underwrite this rights offering and has no obligation to purchase, or procure purchases of, the subscription rights or the underlying common stock offered hereby or otherwise act in any capacity whatsoever as an underwriter.

Credit Suisse Securities (USA) LLC is earning a financial advisory fee in connection with the transactions contemplated by the Investment Agreement with MP CA Homes, including the rights offering. The portion of the fee attributable to the rights offering is 3.6% of the gross proceeds to be raised in the rights offering, or approximately $5.5 million. Credit Suisse Securities (USA) LLC is not receiving any fee for acting as a dealer manager in this rights offering. We have also agreed to reimburse Credit Suisse Securities (USA) LLC for certain fees relating to state securities law compliance. In addition, we have agreed to indemnify the dealer manager with respect to certain liabilities, including liabilities under the federal securities laws.

Credit Suisse Securities (USA) LLC has not prepared any report or opinion constituting a recommendation or advice to us or to our stockholders in connection with the rights offering, nor has Credit Suisse Securities (USA) LLC prepared an opinion as to the fairness of the subscription price or the terms of this rights offering. Credit Suisse Securities (USA) LLC expresses no opinion and makes no recommendation to the holders of our common stock as to the purchase by any person of any shares of our common stock. Credit Suisse Securities (USA) LLC also expresses no opinion as to the prices at which shares to be distributed in connection with this rights offering may trade if and when they are issued or at any future time.

Other than the dealer manager, we have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this rights offering. BNY Mellon is acting as the subscription agent, and The Altman Group is acting as the information agent for this rights offering. We will pay all customary fees and expenses of the subscription agent and the information agent related to this rights offering. We also have agreed to indemnify each of the subscription agent and the information agent with respect to certain liabilities that it may incur in connection with this rights offering. Certain of our employees may solicit responses from the holders of the subscription rights in connection with this rights offering, but such employees will not receive any commissions or compensation for such services other than their normal employment compensation.

Credit Suisse Securities (USA) LLC and certain of its affiliates have from time to time provided, and may in the future provide, various investment banking, financial advisory and other services for us and our affiliates, for which they have received or will receive customary compensation. Credit Suisse, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, is a lender under our revolving credit facility. On September 24, 2007 in connection with an offering of our convertible notes, we and Credit Suisse International, an affiliate of Credit Suisse Securities (USA) LLC, entered into a share lending agreement, pursuant to which we agreed to loan to Credit Suisse International up to, in the aggregate outstanding at any one time, 7,839,809 shares of our common stock. Under the share lending agreement, Credit Suisse International is obligated to return to the Company all dividends paid on the borrowed shares, and as a result, it would have been obligated to deliver the 7,839,809 subscription rights issued in connection with this rights offering in respect of the common stock borrowed thereunder. In lieu of this obligation, we and Credit Suisse International have agreed that Credit Suisse International will pay to the Company an amount equal to the value of the subscription rights as agreed to by the parties. To monetize the value of its subscription rights, Credit Suisse International or one of its affiliates may sell all or a portion of such subscription rights in one or more transactions (which may be effected on a securities exchange, in privately negotiated transactions, or otherwise) during the offering period. Neither Credit Suisse International nor any of its affiliates will receive any fees in connection with the sale of such subscription rights. To the extent Credit Suisse Securities (USA) LLC and its affiliates have subscription rights other than in connection with the share lending agreement, they do not have any obligation to return such rights or pay the value of such rights to the Company. Credit Suisse First Boston Mortgage Capital LLC, an affiliate of Credit Suisse Securities (USA) LLC, is the buyer under a master repurchase agreement with our mortgage banking subsidiary, Standard Pacific Mortgage.

In connection with this rights offering, the dealer manager may engage in stabilizing transactions in accordance with Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. These stabilizing transactions may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Except for the Investment Agreement or as otherwise disclosed in this prospectus supplement, we have not agreed to enter into any standby or other arrangements to purchase or sell any subscription rights or any underlying shares of our common stock.

The expenses of this rights offering, not including the fees to be paid to the dealer manager, are estimated to be approximately $3.8 million.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You can also obtain copies of these documents at prescribed rates by writing to the Public Reference Room of the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K of Standard Pacific Corp. for the fiscal year ended December 31, 2007, filed with the SEC on February 25, 2008;

•	our Quarterly Report on Form 10-Q of Standard Pacific Corp. for the quarterly period ended March 31, 2008, filed with the SEC on May 12, 2008;

•

our Current Reports on Form 8-K of Standard Pacific Corp. filed with the SEC on February 5, 2008 (other than item 2.02, which was furnished but is not incorporated herein by reference), February 5, 2008, March 7, 2008, March 24, 2008, March 26, 2008, May 13, 2008, May 19, 2008, May 27, 2008, June 27, 2008, July 1, 2008, July 15, 2008 and July 29, 2008;

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus supplement pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the prospectus and registration statement. Our financial statements as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will pass upon certain legal matters with respect to this rights offering. In addition, Morris, Nichols, Arsht & Tunnell LLP will issue an opinion with respect to the validity of the subscription rights and common stock offered hereby. Certain legal matters will be passed upon for the dealer manager by Shearman & Sterling LLP, San Francisco, California.

P R O S P E C T U S

STANDARD PACIFIC CORP.

$600,000,000

Debt Securities

Guarantees of Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Rights

Stock Purchase Contracts

Stock Purchase Units

Units

This prospectus provides a general description of the following securities that may be offered hereunder from time to time: Standard Pacific Corp.’s debt securities, the full and unconditional guarantee of its obligations under its debt securities by certain of its wholly owned subsidiaries, and its preferred stock, common stock, depositary shares, warrants, rights, stock purchase contracts, stock purchase units and units of these securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $600,000,000. Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

The common stock of Standard Pacific Corp. is listed on the New York Stock Exchange under the symbol “SPF.”

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our periodic filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 3, 2008.

Unless otherwise indicated or the context otherwise requires, the terms “we,” “us” and “our” refer to Standard Pacific Corp., a Delaware corporation, and its predecessors and consolidated subsidiaries.

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

We have not authorized anyone to give any information or make any representation about us that is different from or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may, from time to time, offer any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $600,000,000.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•	preferred stock of Standard Pacific Corp.;

•	common stock of Standard Pacific Corp.;

•	depositary shares of Standard Pacific Corp.;

•

warrants entitling the holders to purchase common stock, preferred stock, depositary shares or debt securities of Standard Pacific Corp., which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•

rights to purchase Standard Pacific Corp. common stock, preferred stock, depositary shares or debt securities; which may include guarantees of the debt securities by certain of the direct and indirect subsidiaries of Standard Pacific Corp.;

•	stock purchase contracts issued by Standard Pacific Corp.;

•	stock purchase units issued by Standard Pacific Corp.; and

•	units consisting of any of the above securities.

We may issue debt securities convertible into shares of Standard Pacific Corp. common or preferred stock. The preferred stock issued may also be convertible into shares of Standard Pacific Corp. common stock or another series of its preferred stock.

This prospectus provides a general description of the securities we may offer hereunder. Each time we sell securities hereunder, we will describe in a prospectus supplement, which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the public offering price of the securities;

•	the names of any underwriters, agents or dealers through or to which the securities will be sold;

•	any compensation of those underwriters, agents or dealers;

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	any risk factors applicable to the securities that we propose to sell; and

•	any other material information about the offering and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus.

THE COMPANY

We are a leading geographically diversified builder of single-family attached and detached homes. We construct homes within a wide range of price and size targeting a broad range of homebuyers. We have operations in major metropolitan areas in California, Florida, Arizona, Texas, the Carolinas, Colorado and Nevada and have built homes for more than 101,000 families during our 42-year history.

For the year ended December 31, 2007, the percentages of our home deliveries by state (excluding deliveries by unconsolidated joint ventures) were:

State	Percentage of Deliveries
California	29%
Florida	17
Arizona	14
Texas	13
Carolinas	13
Colorado	5
Nevada	1
Discontinued operations	8

Total	100%

In addition to our core homebuilding operations, we also provide mortgage financing and title services to our homebuyers through our subsidiaries and joint ventures: Standard Pacific Mortgage, SPH Home Mortgage, Universal Land Title of South Florida and SPH Title.

Standard Pacific Corp. was incorporated in the State of Delaware in 1991. Through our predecessors, we commenced our homebuilding operations in 1966. Our principal executive offices are located at 15326 Alton Parkway, Irvine, California 92618.

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, which may include the acquisition, development and construction of new residential properties, the acquisition of companies or operations in homebuilding and related businesses, or the repayment of existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended December 31,
	2007	2006		2005		2004		2003
Ratio of earnings to fixed charges(1)	—(2)	2.6	x	8.0	x	6.8	x	5.2	x

(1)	Ratio of earnings to fixed charges is calculated by dividing earnings, as defined, by fixed charges, as defined. For this purpose, “earnings” means income from continuing operations (plus cash distributions of income from unconsolidated joint ventures) before (a) income taxes, (b) expensing of previously capitalized interest included in costs of sales, (c) interest portion of rent expense, and (d) income from unconsolidated joint ventures. For this purpose, “fixed charges” means homebuilding interest incurred, whether expensed or capitalized, and the interest portion of rent expense, and excludes interest expense from our financial services subsidiary of $6.1 million, $6.4 million, $3.8 million, $1.7 million and $1.7 million for the years ended December 31, 2007, 2006, 2005, 2004 and 2003, respectively.

(2)	For the year ended December 31, 2007, our earnings were insufficient to cover fixed charges; the amount of additional earnings needed to cover fixed charges for such period was $655.3 million.

DESCRIPTION OF SECURITIES

The following is a general description of the terms and provisions of the securities we may offer and sell by this prospectus. These summaries are not meant to be complete. This prospectus and the applicable prospectus supplement will contain the material terms and conditions of each security. The prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

COMMON STOCK, PREFERRED STOCK AND DEPOSITARY SHARES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. Our certificate of incorporation, as amended to date, does not authorize any other classes of capital stock.

Common Stock

We have one existing class of common stock. Holders of shares of our existing common stock are entitled to one vote per share on all matters to be voted upon by our stockholders and may not cumulate votes for the election of directors.

The holders of shares of our existing common stock are entitled to receive ratably dividends as may be declared from time to time by our board of directors out of funds legally available for dividend payments, subject to any dividend preferences of any holders of any other series of common stock and preferred stock. In the event of our liquidation, dissolution or winding up, after full payment of all debts and other liabilities and liquidation preferences of any other series of common stock and any preferred stock, the holders of shares of our existing common stock are entitled to share ratably in all remaining assets. Our existing common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of our existing common stock.

Our certificate of incorporation authorizes our board of directors to issue new series of common stock without stockholder approval. Subject to the Delaware corporation law, our board of directors may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any new series of common stock;

•	fix the qualifications, limitations, or restrictions of any new series of common stock, including, without limitation, dividend rights and whether dividends are cumulative;

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fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of our board of directors or the percentage of members, if any, of our board each class or series of common stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of common stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of common stock subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our common stock. Although we currently do not intend to do so, our board, without stockholder approval, may issue a new series of common stock with rights that could negatively affect the voting power or other rights of our existing common stock.

Our common stock is listed under the symbol “SPF” on the New York Stock Exchange. Mellon Investor Services LLC is the Transfer Agent and Registrar for our common stock.

Preferred Stock

At the date of this prospectus, no shares of our preferred stock are outstanding. Our board of directors may, without stockholder approval, issue up to 10,000,000 shares of preferred stock in one or more series and, subject to Delaware corporation law, may:

•	fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, of any series of preferred stock;

•	fix the qualifications, limitations, or restrictions thereof, including, without limitation, dividend rights and whether dividends are cumulative;

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fix the conversion rights, if any, voting rights, including the number of votes, if any, per share, as well as the number of members, if any, of our board of directors or the percentage of members, if any, of our board each class or series of preferred stock may be entitled to elect;

•	fix the rights and terms of redemption, including sinking fund provisions, if any, redemption price and liquidation preferences of any series of preferred stock;

•	fix the number of shares constituting any series and the designations of each series; and

•	increase or decrease the number of shares of any series of preferred stock subsequent to the issuance of shares of such series, but not below the number of shares of the series then outstanding.

Our board of directors has no power to alter the rights of any outstanding shares of our preferred stock. Although we currently do not intend to do so, our board may issue shares of preferred stock with voting and conversion rights which could negatively affect the voting power or other rights of our common stock, and the board could take that action without stockholder approval.

Depositary Shares

We may, at our option, elect to offer fractional shares of either preferred stock or a new series of common stock, rather than full shares of preferred stock or common stock (as applicable). If we exercise this option, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of either a share of the particular series of preferred stock or common stock.

The shares of any series of preferred stock or common stock (as applicable) underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and identified in the applicable prospectus supplement. The depositary will have its principal office in the United States and, with its affiliates, a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to the applicable fraction of a share of preferred stock or common stock (as applicable) underlying that depositary share, and to all the rights and preferences of the preferred stock or common stock (as applicable) underlying that depositary share. Those rights include proportionate dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons purchasing the fractional shares of preferred stock or common stock (as applicable) underlying the depositary shares, in accordance with the terms of the offering.

We will describe in the applicable prospectus supplement the terms of the deposit agreement and the rights of the holders of the depositary shares, among other matters.

Effect of New Issuance

If the board were to issue a new series of common stock or preferred stock, the issuance of such shares could:

•	decrease the amount of earnings and assets available for distribution to existing common stockholders;

•	make removal of the present management more difficult;

•	result in restrictions upon the payment of dividends and other distributions to the existing common stockholders;

•	delay or prevent a change in control of our company; and

•	limit the price that investors are willing to pay in the future for our existing common stock.

Stockholders Rights Agreement

In December 2001, we entered into a rights agreement pursuant to which our board of directors declared a dividend of one stock purchase right for each outstanding share of our common stock. The rights agreement was amended and restated on July 24, 2003 to reflect technical amendments necessary to allow us to appoint our new rights agent, Mellon Investor Services LLC. Each share of our common stock issued by us (prior to the expiration of the rights agreement or distribution of the rights), including any shares sold pursuant to this prospectus, will have attached a right. In this prospectus, unless the context requires otherwise, all references to our common stock include the accompanying rights.

Currently, the rights are not exercisable and trade with our common stock. If the rights become exercisable, each full right, unless held by a person or group that beneficially owns more than 15% of our outstanding voting stock, will initially entitle the holder to purchase one one-hundredth of one share of our Series A Junior Participating Cumulative preferred stock, at an initial exercise price of $57.50, subject to adjustment. The rights will become exercisable only after a person or group has acquired, or publicly announced an intention to acquire, 15% or more of our outstanding voting stock. Under some circumstances, including the existence of a 15% acquiring person or group, each holder of a right, other than the acquiring person or group, will be entitled to purchase at the right’s then current exercise price, shares of our common stock having a market value equal to two times the exercise price. If we are acquired by another entity after a person or group acquires 15% or more of our voting stock, each holder of a right will be entitled to purchase shares of common stock of the acquiring entity having a market value of two times the right’s then current exercise price. The rights may be redeemed at a price of $0.0005 until the earlier of ten days after a person or group acquires 15% or more of our voting stock or we are acquired. The rights will expire on December 31, 2011, unless earlier redeemed, exchanged or exercisable. The rights do not have voting or dividend rights, and until they become exercisable, do not have a dilutive effect on our earnings.

The terms of the rights are fully described in the amended and restated rights agreement between Mellon Investor Services LLC, as rights agent, and us. Until the rights are redeemed, exchanged, distributed or expire, any certificates representing shares of common stock we sell pursuant to this prospectus will contain a notation incorporating the rights agreement by reference. You should refer to the rights agreement for a more detailed description of the terms and provisions of the rights. A copy of the rights agreement has been filed with and is publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

Our rights may make more difficult or discourage an acquisition of the company that is deemed undesirable by our board of directors by causing substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except for an acquisition offer conditioned upon the purchase or redemption of our rights.

Possible Anti-Takeover Effects of Delaware Law and Relevant Provisions of Our Certificate of Incorporation

In addition to our rights agreement, provisions of Delaware law and our certificate of incorporation and bylaws may make more difficult the acquisition of the company by tender offer, a proxy contest or otherwise or the removal of our officers and directors. For example:

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Section 203 of the Delaware General Corporation Law prohibits certain publicly-held Delaware corporations from engaging in a business combination with an interested stockholder for a period of three years following the time such person became an interested stockholder unless the business combination is approved in a specified manner. Generally, an interested stockholder is a person who, together with its affiliates and associates, owns 15% or more of the corporation’s voting stock, or is affiliated with the corporation and owns or owned 15% of the corporation’s voting stock within three years before the business combination. In addition, our certificate of incorporation sets forth additional required approvals for business combinations with (1) a stockholder that owns 5% or more of our voting stock, or (2) is an affiliate or associate of ours and was the owner of 5% or more of our voting stock at any time within the three-year period prior to the determination time, or (3) is an affiliate or associate of the persons described in (1) and (2).

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Our certificate of incorporation provides that our board of directors is divided into three classes, with staggered three-year terms. In addition, our certificate of incorporation provides that our directors may only be removed for cause upon approval of the stockholders. These provisions make it more difficult for our stockholders to replace our board of directors and for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for stockholders or another party to effect a change in management.

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Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent without a meeting. Special meetings of stockholders may be called only by a majority of the members of our board of directors or by a committee thereof which has been duly provided the power and authority to call such meetings.

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As discussed above, our certificate of incorporation permits our board of directors to issue a new series of common stock or preferred stock with terms that may make an acquisition by a third person more difficult or less attractive.

•	Our bylaws provide time limitations on stockholders who desire to present nominations for election to our board of directors or propose matters that can be acted upon at stockholders’ meetings.

Additionally, our certificate and bylaws require the affirmative vote of the holders of a majority or more, up to 80%, of the outstanding shares of our voting stock to amend the applicable provisions described above. Copies of our certificate of incorporation and bylaws, each as amended, have been filed with and are publicly available at or from the SEC as described under the heading “Where You Can Find More Information.”

DEBT SECURITIES

We may offer senior, senior subordinated or subordinated debt securities pursuant to this prospectus. Senior debt securities will be issued under a senior debt indenture, senior subordinated debt securities under a senior subordinated debt indenture and subordinated debt securities under a subordinated debt indenture. We have filed a senior debt securities indenture, a senior subordinated debt indenture, and the form of a subordinated debt indenture, as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. The debt securities will be issued under the indentures filed, or under new indentures substantially in the form thereof to be entered into with a trustee chosen by us, in each case modified or supplemented to reflect the terms of such debt securities. References to an “indenture” below are references to the senior debt indenture, the senior subordinated debt indenture or the subordinated debt indenture, as applicable, under which a particular debt security is issued. The senior debt indenture, senior subordinated debt indenture and subordinated debt indenture are collectively referred to in this description as the “indentures.” The indentures are governed by the Trust Indenture Act. The indentures may be amended or supplemented from time to time. We will file any new indentures and any supplements or amendments to the indentures as exhibits to the registration statement filed with the SEC, of which this prospectus is a part. You may inspect the indentures and all amendments and supplements thereto at the office of the trustee, or as described under the heading “Where You Can Find More Information.” The prospectus supplement for each series of debt securities will state the name of the trustee for such series.

The following is a summary of the material provisions of the indentures. It does not restate the indentures entirely and is qualified by reference to the indentures and any supplements thereto. We urge you to read the indentures and any supplements thereto.

Terms of the Debt Securities

Our debt securities will be secured or unsecured obligations. We may issue them in one or more series. The indenture does not limit the aggregate amount of debt securities that may be issued under it. Authorizing resolutions or a supplemental indenture will set forth the specific terms of each series of debt securities. The prospectus supplement for each series of debt securities will describe:

•	the title of the debt securities, and whether the debt securities are senior, senior subordinated, or subordinated debt securities;

•	the aggregate principal amount of the debt securities and any limit on the aggregate principal amount of the series of debt securities;

•	the date or dates on which principal of the debt securities will be payable;

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the rate or rates at which the debt securities will bear any interest, as well as the dates from which interest will accrue, the dates on which interest will be payable and the record date for the interest payable on any payment date;

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the place or places where principal, and any premium and interest, on the debt securities will be payable and where the debt securities which are in registered form can be presented for registration of transfer or exchange; and the identification of any depositary or depositaries for any global debt securities;

•	any provisions regarding our right to redeem or purchase the debt securities or the right of holders to require us to redeem or purchase the debt securities;

•	any provisions requiring or permitting us to make payments to a sinking fund to be used to purchase or redeem the debt securities;

•	any restrictions upon our ability to incur additional debt;

•	the denominations in which the debt securities are issuable;

•	the currency or currencies in which principal and interest will be payable, if other than United States dollars;

•	any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default or covenants or other provisions set forth in the indenture;

•	whether and upon what terms the debt securities may be defeased if different from the provisions set forth in the indenture;

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the percentage of the principal amount at which debt securities will be issued and, if other than the full principal amount thereof, the percentage of the principal amount of the debt securities which is payable if maturity of the debt securities is accelerated because of a default;

•	the nature and terms of the security for any secured debt securities;

•	the specific terms and conditions, if any, upon which the debt securities may be subordinated to our other indebtedness;

•	any right of holders of the debt securities to convert them into our common or preferred stock and the terms of any such conversion; and

•	any other material terms of the debt securities, which may be in addition to or different from the terms set forth in the indenture and this prospectus.

Guarantees

Each prospectus supplement related to the issue of debt securities will also describe any guarantees by our direct and indirect 100% owned subsidiaries that may guarantee such debt securities, including the terms of subordination, if any, of any such guarantee. The guarantees will be full and unconditional and joint and several.

The indentures governing our outstanding securities provide that, in the event that any guarantee of a Guarantor constitutes a fraudulent transfer or conveyance, the guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of the applicable Guarantor, result in the obligations of such Guarantor under its guarantees not constituting a fraudulent transfer or conveyance.

Any Guarantor may be released as a guarantor, and its guarantee terminated upon certain sales of all or substantially all of its assets (whether by merger or otherwise), if such sale is in compliance with the terms of the indenture, the legal defeasance of the respective series of notes and its guarantees, the designation of such Guarantor as an Unrestricted Subsidiary (as defined in the indenture), in accordance with the terms of the indenture, or as otherwise described in the prospectus supplement.

Events of Default and Remedies

An event of default with respect to any series of debt securities will be defined in the indenture or applicable supplemental indenture as being:

•	our default for 30 days in payment of any installment of interest on any debt security of that series;

•	our default in payment when due of the principal of or any premium on any of the debt securities of that series;

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default by us in the observance or performance of any covenants in the indenture or the notes of that series, provided that with respect to certain of those covenants, we have 60 days to cure such default after we receive notice thereof from the trustee or the holders of at least 25% in principal amount of that series of debt securities then outstanding;

•	certain events involving our bankruptcy, insolvency or reorganization; and

•	any additional events of default set forth in the prospectus supplement applicable to that series of debt securities.

The trustee may withhold notice to the holders of any series of debt securities of any default, except a default in payment of principal or any premium or interest with respect to that series of debt securities, if the trustee determines it in the interest of the holders of the series of debt securities to do so.

If certain events involving our bankruptcy, insolvency or reorganization occur, all amounts of principal and interest due to the holders of such series of debt securities will become immediately due and payable. If any other event of default has occurred and is continuing with respect to any series of debt securities, the trustee or the holders of not less than 25% in principal amount of that series of debt securities then outstanding may declare the principal of all of the debt securities of that series to be due and payable immediately. However, the holders of a majority in principal amount of the debt securities of that series then outstanding by written notice to the trustee and to us may waive any default or event of default with respect to that series of debt securities, other than any continuing event of default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding debt securities of any series may rescind an acceleration with respect to that series and its consequences, except an acceleration due to a default resulting from continuing nonpayment of principal or interest on that series, if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to that series have been cured or waived.

The holders of a majority of the outstanding principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee with respect to that series, subject to limitations specified in the indenture or supplemental indenture.

Defeasance

The indenture provides that we, at our option, may:

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terminate all our obligations under any covenant in the indenture as they relate to any particular series of debt securities, other than the obligation to pay any interest on and the principal of the debt securities of that series and certain other obligations, after which such securities shall be deemed to be not outstanding for the purpose of any direction, waiver, consent or declaration or act of the holders of such debt securities in connection with such covenants, but shall continue to be outstanding for all other purposes under the indenture; and

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terminate all of our obligations under the indenture as they relate to any particular series of debt securities, except the rights of holders to receive from the trust fund created therefor payment in respect of principal and interest and obligations relating to such defeasance, after which we shall be deemed to have paid and discharged the entire indebtedness represented by such series of debt securities.

To exercise any such option, we are required, among other things, to:

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deposit in trust with the trustee, under an irrevocable trust and security agreement, money or United States government obligations or a combination thereof in an amount and at such times sufficient to pay principal of and any interest on the debt securities of that series to their maturity or redemption, and

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comply with other conditions, including delivery to the trustee of an opinion of counsel (in the case of the first option in form reasonably satisfactory to the trustee and in the case of the second option to the effect that (1) we have received from, or there has been published by the Internal Revenue Service a ruling, or (2) since the issue date of such series of debt securities there has been a change in the applicable federal income tax law), in each case to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

Transfer and Exchange

A holder will be able to transfer or exchange debt securities only in accordance with the indenture. The registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture.

Amendment, Supplement and Waiver

Without the consent of any holder, we and the trustee may amend or supplement the indenture or the debt securities to:

•	add covenants, agreements and obligations applicable to us for the benefit of the holders of any series of debt securities or to surrender any right or power conferred by the indenture upon us;

•	evidence the assumption by a successor corporation of our obligations under the indenture and any series of debt securities;

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appoint a successor trustee with respect to any series of debt securities and to add to or change any provision of the indenture as is necessary to provide for or facilitate the administration of any trusts created pursuant to the indenture by more than one trustee;

•	establish the form or terms of any series of unissued debt securities;

•	provide that specific provisions of the indenture will not apply to a particular series of unissued debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	cure any ambiguity, omission, defect or inconsistency;

•	secure the debt securities; or

•	make any change that does not adversely affect the rights of any holder of debt securities.

With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the debt securities of a particular series with the consent of the holders of at least a majority in principal amount of the affected series then outstanding. In addition, the holders of a majority in principal amount of the debt securities of that series then outstanding may waive any existing default under, or compliance with, any provision of the indenture relating to a particular series of debt securities, other than any continuing event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a tender offer or exchange offer for debt securities.

Without the consent of each holder affected, we and the trustee may not:

•	reduce the amount of debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter any provision with respect to redemptions or mandatory offers to repurchase debt securities;

•	make any debt security payable at a place or in money other than that stated in the debt security;

•	modify certain provisions of the indenture relating to waivers that require the consent of holders;

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modify the provision confirming that the rights of holders to receive payment of principal and interest with respect to any debt security, on or after the respective due dates, or to bring suit to enforce such payment on or after such respective dates;

•	adversely modify the ranking or priority of the debt securities; or

•	waive a continuing default in the payment of principal of or interest on the debt securities.

The right of any holder to participate in any consent required or sought pursuant to any provision of the indenture, and our obligation to obtain any consent otherwise required from that holder, may be subject to the requirement that the holder shall have been the holder of record of any debt securities with respect to which the consent is required or sought as of a date identified by the trustee in a notice furnished to holders in accordance with the indenture.

Book-Entry, Delivery and Form

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be issued in book-entry form and will be represented by one or more notes in registered global form. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as DTC’s nominee or such other name as may be requested by DTC. DTC will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. Purchases and sales of ownership interests in the debt securities will be accomplished by entries on the books of direct and indirect participants in the DTC system.

Under the terms of the indenture, we and the trustee may treat the persons in whose names any notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Therefore so long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole holder of outstanding notes under the indenture. We or the trustee may give effect to any written certification, proxy or other authorization furnished by DTC or its nominee.

A global note may not be transferred except as a whole by DTC, its successors or their respective nominees. Interests of beneficial owners in the global note may be transferred or exchanged for definitive securities in accordance with the rules and procedures of DTC. In addition, a global note may be exchangeable for notes in definitive form if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary and we do not appoint a successor within 90 days; or

•	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture.

In each instance, upon surrender by DTC or its nominee of the global note, notes in definitive form will be issued to each person that DTC or its nominee identifies as being the beneficial owner of the related notes.

Under the indenture, the holder of any global note may grant proxies and otherwise authorize any person, including its participants and persons who may hold interests through DTC participants, to take any action which a holder is entitled to take under the indenture.

Concerning the Trustee

In case an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care and skill as a prudent person would exercise under the circumstances in the conduct of its own affairs. The trustee may refuse to perform any duty or exercise any right or power under the indenture, including proceeding to enforce a lien in an event of default, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York will govern the indenture and the debt securities.

WARRANTS

We may issue warrants for the purchase of our debt securities, preferred stock, common stock, depositary shares or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock, common stock or depositary shares and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants. Each such prospectus supplement will describe:

•	the title of the warrants;

•	the aggregate number of warrants to be issued and currently outstanding, if any;

•	the price or prices at which the warrants will be issued;

•	the number or principal amount of securities purchasable upon exercise of the warrants and the exercise price of each warrant;

•	the procedures and conditions relating to the exercise of the warrants including:

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the maximum or minimum number of the warrants which may be exercised at any time; and

•	any limitations relating to the exchange and exercise of such warrants;

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in the case of warrants to purchase our preferred stock, common stock or depositary shares, any provisions for adjustment of the number or amount of shares of our preferred stock, common stock or depositary shares receivable upon exercise of the warrants or the exercise price of the warrants;

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in the case of warrants to purchase preferred stock or depositary shares for preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

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if applicable, the number of warrants issued with each share of our preferred or common stock, depositary shares or debt securities, and the date on and after which the warrants and the related securities will be separately transferable;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of such warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including:

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in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise, or to enforce covenants in the applicable indenture; or

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in the case of warrants for the purchase of preferred or common stock or depositary shares, the right to vote or to receive any payments of dividends on the preferred or common stock or depositary shares purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations to the extent set forth in the prospectus supplement.

RIGHTS

We may issue rights to purchase common stock, preferred stock, depositary shares or debt securities that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

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the aggregate number of rights issued and the aggregate number of shares of common stock, preferred stock or depositary shares or aggregate principal amount of debt securities purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of shares of common stock, preferred stock, depositary shares or debt securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number or variable number of shares of common stock, preferred stock or depositary shares at a future date or dates. The consideration per share may be fixed at the time stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and our debt securities, preferred stock, depositary shares, any other securities described in the applicable prospectus supplement or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis.

The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. Material federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the related prospectus supplement.

UNITS

We may issue units, which will consist of one or more stock purchase contracts, warrants, debt securities, guarantees, depositary shares, rights, preferred stock, common stock or any combination thereof. The applicable prospectus supplement for any units will describe:

•

all terms of the units and of the stock purchase contracts, warrants, debt securities, guarantees, depositary shares, rights, shares of preferred stock or shares of common stock or any combination thereof comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

The securities that may be offered by this prospectus may be sold:

•	through agents;

•	to or through underwriters;

•	to or through broker-dealers (acting as agent or principal);

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

•	directly to purchasers, through a specific bidding or auction process or otherwise; or

•	through a combination of any such methods of sale.

Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us, from the purchasers of the securities or from both us and the purchasers. The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other investors participating in the distribution of the securities may be deemed to be “underwriters,” as that term is defined in the Securities Act, and compensation and profits received by them on sale of the securities may be deemed to be underwriting commissions, as that term is defined in the rules promulgated under the Securities Act.

Each time the securities are offered by this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts concessions or commissions and other items constituting compensation received by the underwriters, broker-dealers or agents;

•	any over-allotment option under which any underwriters may purchase additional securities from us;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	the anticipated date of delivery of the securities.

The securities may be sold at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include crosses or block trades:

•	exchange offers or other transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. This prospectus and the prospectus supplement will be used by the underwriters to resell the securities.

To comply with the securities laws of certain states, if applicable, the securities offered by this prospectus will be offered and sold in those states only through registered or licensed brokers or dealers.

Agents, underwriters and dealers may be entitled under agreements entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their respective affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

Our common stock is listed on the New York Stock Exchange. Unless otherwise specified in the applicable prospectus supplement, each other class or series of securities issued will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Certain persons participating in the offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Concurrently with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may offer from time to time our common stock by means of a separate prospectus supplement In addition, we may agree to loan common stock to affiliates of the underwriters, dealers or agents for such debt securities or common stock, which affiliates we refer to as the “share borrowers,” pursuant to a share lending agreement to be described in the applicable prospectus supplement. Such share borrowers may use the borrowed shares or the proceeds therefrom to facilitate transactions by which investors in the debt securities may hedge their investments in such debt securities. In connection with facilitating those transactions, the share borrowers and their affiliates may receive customary, negotiated fees from investors.

In connection with any offering of debt securities that are convertible into or exercisable or exchangeable for our common stock, we may enter into convertible debt security hedge transactions with affiliates of the underwriters. Such convertible debt security hedge transactions may reduce the potential dilution to us upon conversion of such debt securities. We may apply a portion of the net proceeds from the sale of the debt securities to pay the cost of such convertible debt security hedge transactions.

In connection with establishing an initial hedge of these transactions, the hedge counterparty or its affiliates may enter into various derivative transactions with respect to our common stock, concurrently with or shortly after the pricing of such debt securities. These activities could have the effect of increasing or preventing a decline in the price of our common stock concurrently with or shortly after the pricing of such debt securities.

In addition, the hedge counterparty or its affiliates will likely modify its hedge position following the pricing of such debt securities from time to time by entering into or unwinding various derivative transactions and/or purchasing or selling our common stock in secondary market transactions prior to the maturity of such debt securities (including during any settlement period in respect of any conversion of such debt securities). The effect, if any, of any of these transactions and activities on the market price of our common stock or such debt securities will depend in part on market conditions and cannot be ascertained at this time. Any of these activities could impact the price of our common stock and the value of such debt securities and, as a result, the value of the consideration and the number of shares, if any, that an investor would receive upon conversion of such debt securities and, under certain circumstances, such investor’s ability to convert such debt securities.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. The registration statement, including exhibits thereto, contains additional relevant information about us and these securities that, as permitted by the rules and regulations of the SEC, we have not included in this prospectus. A copy of the registration statement can be obtained at the address set forth below. You should read the registration statement for further information about us and these securities.

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information at the following SEC location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site that contains reports, proxy statements, information statements and other information about issuers, like Standard Pacific Corp., who file electronically with the SEC. The address of that web site is www.sec.gov.

In addition, our common stock is listed on the New York Stock Exchange and similar information concerning us can be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Current Reports on Form 8-K filed February 5, 2008 (reporting under Items 5.02 and 9.01) and February 5, 2008 (with respect to Item 1.01 only);

•

the description of our common stock contained in our Registration Statement on Form 8-B (File No. 1-10959), filed December 17, 1991, and any amendments or reports filed for the purpose of updating that description; and

•

the description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A (File No. 1-10959), filed December 28, 2001, and any amendments or reports filed for the purpose of updating that description.

We also incorporate by reference all documents that we file with the SEC after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the sale of all securities registered hereunder or termination of the registration statement. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in the applicable prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of the filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, at no cost, by writing or calling us at the following address or telephone number:

Clay A. Halvorsen, Secretary

Standard Pacific Corp.

15326 Alton Parkway

Irvine, California 92618

Telephone: (949) 789-1600

Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of our internal control over financial reporting as of December 31, 2007, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements as of December 31, 2007 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP of Los Angeles, California will issue an opinion with respect to the validity of the securities to be offered and sold by this prospectus. Robert K. Montgomery, a retired partner of Gibson, Dunn & Crutcher LLP, and members of his family hold approximately 60,000 shares of our common stock and $300,000 of our notes on the date of this prospectus. If counsel for any underwriters passes on legal matters in connection with an offering of the securities described in this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

STANDARD PACIFIC CORP.